UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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SJW Corp.
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SJW CORP.
Notice of Annual Meeting of Shareholders
To Be Held On April 30, 2014
To Our Shareholders:
Notice is hereby given that the annual meeting of shareholders of SJW Corp. will be held on Wednesday, April 30, 2014 at 9:00 AM Pacific Time at the principal offices of SJW Corp., 110 W. Taylor Street, San Jose, California, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect eight directors to serve on the Board of Directors of SJW Corp.;

2.
To vote on the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934;

3.	To approve the 2014 Employee Stock Purchase Plan which was adopted by the Board of Directors of SJW Corp. on January 29, 2014;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2014; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors has set the close of business on Tuesday, March 4, 2014 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices in order to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2014: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2013 ARE AVAILABLE AT http://www.rrdezproxy.com/2014/SJWCorp/.

BY ORDER OF THE BOARD OF DIRECTORS

W. Richard Roth
President, Chief Executive Officer and Chairman of the Board
San Jose, California
March 6, 2014

SJW CORP.
110 W. Taylor Street
San Jose, California 95110
Proxy Statement for the 2014 Annual Meeting of Shareholders
To Be Held on April 30, 2014
The enclosed proxy is solicited on behalf of the Board of Directors of SJW Corp., a California corporation ("SJW Corp." or the "Corporation"), for use at SJW Corp.'s annual meeting of shareholders to be held on April 30, 2014 at 9:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California.
These proxy solicitation materials are being mailed on or about March 18, 2014 to all shareholders entitled to notice of, and to vote at, the annual meeting of shareholders. SJW Corp.'s 2013 Annual Report, which includes its Form 10-K for the year ended December 31, 2013, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the annual meeting of shareholders for the following purposes:

1.	To elect eight directors to serve on the Board of Directors of SJW Corp.;

2.
To vote on the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934;

3.	To approve the 2014 Employee Stock Purchase Plan which was adopted by the Board of Directors of SJW Corp. on January 29, 2014;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Corp. for fiscal year 2014; and

5.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy for each of the foregoing proposals.
VOTING RIGHTS AND SOLICITATION
Voting
Only shareholders of record on March 4, 2014, the record date, will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on March 4, 2014, there were 20,202,530 shares of common stock issued and outstanding.
Each share of common stock is entitled to one vote on each matter presented at the meeting, except in connection with the election of directors where shareholders are entitled to cumulate votes. When shareholders are entitled to cumulate votes, every shareholder, or his or her proxy, may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. Alternately, a shareholder may distribute his or her votes on the same principle among as many candidates as he or she thinks fit. For example, assume you have 100 shares. There are eight directors to be elected at the annual meeting so you have a total of 8 x 100 = 800 votes. You could give all 800 votes to one nominee, or 200 votes to each of four nominees, or 100 votes to each of eight nominees. No shareholder or proxy, however, shall be entitled to cumulate votes unless: (1) the candidate(s) has been placed in nomination prior to the voting, and (2) the shareholder has given written notice to the chairman at the meeting prior to any voting that the shareholder intends to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors seeks, by your proxy, the authority to cumulate votes among the directors listed in Proposal 1 in the manner determined by the proxy holder in his or her discretion in the event that any shareholder invokes cumulative voting. The eight nominees receiving the highest number of votes will be elected directors.

Quorum and Votes Required
A majority of the Corporation's outstanding shares of common stock must be present in person or represented by proxy at the annual meeting in order to constitute a quorum.  Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business.  If a broker or other nominee holds shares in its name on behalf of a shareholder, the broker or nominee is not permitted to vote those shares on Proposals 1, 2 and 3 in the absence of voting instructions from that shareholder. The broker or nominee is permitted to vote on Proposal 4 in the absence of voting instructions from the shareholders, therefore we do not expect any broker non-votes for Proposal 4.
In the election of directors, the eight director nominees receiving the highest number of affirmative votes will be elected (Proposal 1). Broker non-votes will have no effect on Proposal 1.
Proposals 2, 3 and 4 require for approval the affirmative vote of (i) a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting and (ii) a majority of the shares of common stock required to constitute a quorum.  Abstentions, and in the case of Proposals 2 and 3, broker non-votes, will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, approval of Proposals 2, 3 and 4 also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore abstentions, and in the case of Proposals 2 and 3, broker non-votes, could prevent the approval of these proposals because they do not count as affirmative votes.
Voting Procedure
Shareholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 29, 2014. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal 1, FOR the advisory resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934 and summarized in Proposal 2, FOR the approval of the 2014 Employee Stock Purchase Plan as described in Proposal 3, and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 4, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Corp., 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.
Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Corporation may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Eight directors, which will constitute the entire Board of Directors following the annual meeting, are to be elected at the annual meeting, to hold office until the next annual meeting and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director.
Unless individual shareholders specify otherwise, each returned proxy will be voted FOR the election of the eight nominees who are listed below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee. All nominees are current directors of SJW Corp., San Jose Water Company, a wholly owned subsidiary, and SJW Land Company, another wholly owned subsidiary of SJW Corp. SJW Corp. intends to appoint all persons elected as directors of SJW Corp. at the annual meeting to be the directors of San Jose Water Company and SJW Land Company for a concurrent term. It is anticipated that five of the individuals elected as directors of SJW Corp. at the annual meeting will also be appointed as directors of SJWTX, Inc. and Texas Water Alliance Limited, two wholly owned subsidiaries of SJW Corp., for a concurrent term.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, SJW Corp. is not aware of any nominee who is unable or will decline to serve as a director.
The following sets forth certain information concerning the nominees for directors of SJW Corp.:

Name	Age	Director Since		Position with the Corporation	Committee Membership
Katharine Armstrong	61	2009		Director	Executive Compensation Committee Nominating & Governance Committee
Walter J. Bishop	62	2012		Director	Audit Committee Real Estate Committee
Mark L. Cali	48	1992		Director	Real Estate Committee (Chair) Executive Compensation Committee
Douglas R. King	71	2003		Director	Audit Committee (Chair)
Ronald B. Moskovitz	70	2010		Director	Executive Compensation Committee (Chair) Audit Committee
George E. Moss	82	2009	(1)	Director	Nominating & Governance Committee
W. Richard Roth	61	1994		President, Chief Executive Officer and Chairman of the Board	Real Estate Committee
Robert A. Van Valer	64	2006		Director	Nominating & Governance Committee (Chair)
_______________

(1)	Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.

Business Experience of Nominees
Katharine Armstrong, President of Natural Resources Solutions ("NRS") since 2008 and President of Katharine Armstrong, Inc. ("KAI") since 2003. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong founded KAI in 2003, an Austin, Texas based firm specializing in statewide and national projects involving public affairs and legislative, agency and grassroots projects. KAI's primary focus and efforts have been directed at solving complex environmental and natural resource issues at every level of the private, public and not-for-profit sectors. Ms. Armstrong also serves as a director of Uranium Energy Corp.
Walter J. Bishop, Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010. Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010. The District serves 600,000 customers in Northern California's Contra Costa County. From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager. Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management. Mr. Bishop is a registered civil engineer in the State of California, and holds a Bachelor of Science in Civil Engineering from Duke University and a Masters in Public Administration from Pepperdine University.
Mark L. Cali, Attorney at Law, a Court Attorney for the Superior Court of California, County of San Luis Obispo since 2006. Prior to becoming a Court Attorney, Mr. Cali was a principal with the firm Clark, Cali and Negranti LLP from 1996 until 2006. Mr. Cali holds a California Real Estate Broker's license. Mr. Cali is Director and Vice-President of Arioto-Cali Properties and Winchester Ranch, Inc. and a Managing Member of Cali-Arioto LLC.
Douglas R. King, Retired as an audit partner of Ernst & Young LLP in 2002. During his career, Mr. King was the audit partner on large, complex public registrants, he managed Ernst & Young's San Francisco office, and had regional managing responsibilities. He also serves as a director of Adaptive Spectrum & Signal Alignment, Inc., Westport Innovations Inc. and Silicon Graphics International Corp. He also served as a director of Marvell Technology Group, Ltd. from April 2004 until October 2007 and Fuel Systems Solutions, Inc. from April 2006 until July 2010. Mr. King is a Certified Public Accountant with a Masters Degree in Business Administration from the University of Arkansas.
Ronald B. Moskovitz, Counsel to Morgan, Lewis & Bockius LLP since October 2008. He was a partner at Morgan, Lewis & Bockius LLP from 2003 until October 2008. Prior to 2003, he was a partner at Brobeck, Phleger & Harrison LLP, where at various times he was a member of its management committee and headed its Corporate Group and its Mergers and Acquisitions Group. Mr. Moskovitz's practice has emphasized on mergers, acquisitions and corporate finance. Mr. Moskovitz received his J.D., magna cum laude, from Harvard University in 1968, and his B.A., cum laude and Phi Beta Kappa, from Williams College in 1965.
George E. Moss, Chairman of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since May 2010 and Vice Chairman from 1990 to May 2010. Mr. Moss was formerly President of the Roscoe Moss Company until 1990. Mr. Moss was a Board member of the Corporation from 1985 until April 30, 2008 and was re-elected on May 6, 2009.
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board of the Corporation, San Jose Water Company, SJW Land Company, and SJWTX, Inc. Mr. Roth is also the Chief Executive Officer and Chairman of the Board of Texas Water Alliance Limited. Mr. Roth was appointed Chief Executive Officer of SJW Corp. in 1999 and President in 1996. Prior to becoming President, he was Chief Financial Officer and Treasurer of the Corporation from 1990 to 1996 and Vice President from April 1992 until October 1996.
Robert A. Van Valer, President of Roscoe Moss Manufacturing Company (manufacturer of water well casing and screen and water transmission pipe) since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977.

No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Mr. Roth, whose employment relationships with SJW Corp. and its subsidiaries are described above, no nominee is or has been employed by SJW Corp. or its subsidiaries during the past five years.
Experience, Qualifications, Attributes and Skills of Board Members
The biographies included above and the following table describe the particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Corp. at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Corp. and its subsidiaries):

Name	Particular Experience, Qualifications, Attributes or Skills
Katharine Armstrong
The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Chairman of the Armstrong Center for Energy and the Environment, a Texas public policy foundation

	-	President of Natural Resources Solutions since 2008, an environmental consulting company based in Austin, Texas

	-	Former Chairman of the Texas Parks and Wildlife Commission, 2nd largest wildlife agency in the United States

	-	Extensive experience in a wide variety of natural resource regulatory policy, including water

	-	Member of the Board of Directors of the Texas Watershed Management Foundation

	-	Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature

	-	President of Taking Care of Texas, a state-wide conservation initiative founded by Laura Bush, former First Lady of the United States

	-	Active in the State of Texas where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Walter J. Bishop
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience leading and managing major water utilities in the United States with over one million customers

	-	Nationally recognized leader and engineer in the water and wastewater industry for over 39 years and received awards from numerous organizations for his commitment to water issues and policy

	-	Member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee

	-	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years

	-	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

	-	Member of Aspen Institute expert panel on Water Infrastructure Sustainability

Name	Particular Experience, Qualifications, Attributes or Skills

Mark L. Cali
The principal experience, qualifications and skills that Mr. Cali brings to the Board of Directors contribute to the Board's direction, guidance and oversight of the Corporation's legal compliance and the execution of the Corporation's overall real estate strategy, including the potential acquisition or disposition of real property. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Licensed attorney with experience in civil litigation, and in real estate, insurance, and construction matters

	-	Licensed real estate broker with experience in commercial real estate

	-	Board member and Vice-President of Arioto-Cali Properties, a commercial real estate company

In addition, Mr. Cali has a meaningful economic interest in the Corporation through his beneficial ownership of approximately 1.5 percent of the outstanding shares of the Corporation's common stock.

Douglas R. King
The principal experience, qualifications and skills that Mr. King brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Accounting, finance and audit experience, including his experience at Ernst & Young LLP from 1970 until 2002

	-	Serves as the Corporation's "audit committee financial expert" as defined in Securities and Exchange Commission rules

	-	Experience serving on the Board and Audit Committee of various publicly traded companies

	-	Experience in managing 400 employees at Ernst & Young LLP from 1998 until 2002

Ronald B. Moskovitz
The experience, qualifications and skills that Mr. Moskovitz brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements, corporate governance and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Extensive experience in corporate legal practice for over 40 years with major law firms in Northern California, including work in corporate finance, public company reporting and transactional work

	-	Experience on the Corporation's Audit Committee

	-	Familiarity with the business and affairs of the Corporation based on many years of legal representation prior to his retirement from active practice in 2008

	-	Law firm management experience

George E. Moss
The principal experience, qualifications and skills that Mr. Moss brings to the Board of Directors relate primarily to his long years of experience in the water industry that allow him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

	-	Over 59 years experience in ground water development, water well design, water treatment, and sustainability

Name	Particular Experience, Qualifications, Attributes or Skills
	-	Over 29 years experience in the water utility industry

	-	Experience and knowledge in executive compensation, mergers and acquisitions, and strategic initiatives
	-	Recipient of the Oliver Award from the National Groundwater Association for lifetime contributions to the field of groundwater development

Mr. Moss has a substantial economic interest in the Corporation through his beneficial ownership of approximately 9.6 percent of the outstanding shares of the Corporation's common stock.

W. Richard Roth
The principal experience, qualifications and skills that Mr. Roth brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. Such experience, qualifications and skills may be summarized as follows:

	-	Current President, Chief Executive Officer and Chairman of the Board of the Corporation and has been an officer of the Corporation since 1990

	-	Former President of the National Association of Water Companies and Trustee of the Water Research Foundation

	-	Certified public accountant with over 10 years of experience with KPMG LLP, a registered public accounting firm

	-	Significant experience and knowledge in strategic initiatives, real estate, and corporate governance

Mr. Roth is also active in the San Jose community and contributes to the Board's goal of establishing significant relationships between the Corporation and the leaders of local communities.

Robert A. Van Valer
Mr. Van Valer has substantial experience in the water industry that allows him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries San Jose Water Company and SJWTX, Inc., in that heavily-regulated industry. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

-
Over 36 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

	-	President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States

	-	Participation in several industry non-profit and educational organizations and ground water associations
Independent Directors
The Board of Directors has affirmatively determined that each of its directors who served during the 2013 fiscal year, current directors and nominees, other than W. Richard Roth, SJW Corp.'s Chairman of the Board, President and Chief Executive Officer, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.

In connection with the determination of independence for Robert A. Van Valer and George E. Moss, the Board of Directors considered the Corporation's relationship with Roscoe Moss Manufacturing Company, an intermittent supplier of the Corporation and its subsidiaries and of which Mr. Moss is Chairman of the Board and a significant shareholder and Mr. Van Valer is the President and a shareholder. Roscoe Moss Manufacturing Company sold Rossum Sand Tester equipment and associated repair parts to San Jose Water Company, the Corporation's wholly owned subsidiary, for an aggregate price of approximately $6,583 in 2013. In addition, Roscoe Moss Manufacturing Company sold well casing and screen for water wells with an aggregate price of approximately $249,075 in 2011, approximately $768,222 in 2012, and approximately $927,162 from January 1, 2013 until January 31, 2014 to contractors for use in San Jose Water Company well replacement construction projects. The Board of Directors concluded that the Corporation's relationship with Roscoe Moss Manufacturing Company is not a material relationship and therefore would not impair the independence of Mr. Van Valer and Mr. Moss in light of the fact that the aggregate sales of Roscoe Moss Manufacturing Company to the Corporation and contractors for use in San Jose Water Company construction projects were equal to or less than one and a half percent of Roscoe Moss Manufacturing Company's gross revenues in 2011, 2012 and 2013, and Mr. Van Valer and Mr. Moss expect that direct and indirect purchases of products from Roscoe Moss Manufacturing Company will be less than one and a half percent of its revenue in future years.
In connection with the determination of independence for Walter J. Bishop, the Board of Directors considered his relationship with the Corporation. Mr. Bishop provided water supply development consulting services to San Jose Water Company, the Corporation's wholly owned subsidiary, and was paid approximately $21,708 for such services in 2011. The consultant agreement with Mr. Bishop was terminated effective December 30, 2011.
The Board of Directors has determined that the members of the Audit Committee and the members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the New York Stock Exchange for audit committee membership and executive compensation committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The positions of Chairman and Chief Executive Officer are held by W. Richard Roth. The Board also appointed George E. Moss, an independent director, as the lead independent director of the Board. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a lead independent director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, centralization of authority, effective decision making, and alignment on corporate strategy and value creation. The Board believes that Mr. Roth is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Roth's long tenure with the Corporation, his many years of experience in managing the Corporation in the regulated water utility industry and his familiarity with the challenges and intricacies of such regulatory environment.
As the lead independent director, Mr. Moss assumes the following duties and responsibilities: (i) advise and consult with the Chair regarding the information provided to directors in connection with Board meetings, (ii) ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings, (iii) serve as principal liaison between the independent directors and the Chair, (iv) chair the meetings of the Board when the Chair is not present, and (v) respond directly to shareholders and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group. The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider from time to time whether the new leadership structure should be maintained or modified.

Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment and business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors on a regular basis. The Audit Committee, pursuant to its charter, meets periodically with employees to discuss the identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board regarding the Committee's risk oversight function.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, and Real Estate Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. Messrs. King, Bishop and Moskovitz are the current Audit Committee members. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to audit committee members. The Board of Directors has determined that Mr. King is an "audit committee financial expert" as defined in Securities and Exchange Commission rules. The Audit Committee held nine meetings during fiscal year 2013. The Audit Committee charter may be found at the Corporation's website at www.sjwcorp.com.
Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and other key employees, and administers all employee benefit plans, including the Corporation's Long-Term Incentive Plan, Executive Officer Short-Term Incentive Plan and other incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is also authorized to approve the compensation payable to the Corporation's executive officers and other key employees, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers and other key employees, and approve severance packages with cash and/or equity components for the executive officers and other key employees. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm ("F.W. Cook"), to serve as the committee's independent compensation consultant. The role of such consultant, the nature and scope of its assignment and the material elements of the instructions or directions given to such consultant with respect to the performance of its duties are more fully set forth below in the section entitled "Compensation Discussion and Analysis." F.W. Cook only provided advice or recommendations on executive officer and director compensation matters in 2013. No additional services were provided by F.W. Cook or any affiliate to SJW Corp. or its subsidiaries in 2013.
Ms. Armstrong and Messrs. Cali and Moskovitz are the current members of the Executive Compensation Committee. These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to compensation committee members. The Executive Compensation Committee held five meetings during fiscal year 2013. The Executive Compensation Committee Charter may be found at the Corporation's website at www.sjwcorp.com.

Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Messrs. Moss and Van Valer and Ms. Armstrong are the current Nominating & Governance Committee members. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2013. The Nominating & Governance Committee has a charter and Corporate Governance Policies, which may be found at the Corporation's website at www.sjwcorp.com.
On October 28, 2004, the Board of Directors approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (the "Policies and Procedures"). Such Policies and Procedures were amended effective October 26, 2006. The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider, and procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow, when executing its duty to recommend director nominees at the annual meeting of shareholders. The Policies and Procedures also specify steps a shareholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which can be found at the Corporation's website at www.sjwcorp.com.
The criteria address the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria address the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill Board, committee chair and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation's goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Corp. does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.
The steps a shareholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance Committee at the address of the Corporate Secretary, SJW Corp., 110 W. Taylor Street, San Jose, California 95110, of a completed "Shareholder Recommendation of Candidate for Director" form which can be found at the Corporation's website at www.sjwcorp.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. Forms must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was mailed to shareholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, shareholders may nominate directly a person for election as a director at the annual meeting by following the procedures set out in the Corporation's By-Laws, as amended on July 28, 2010. Under the By-Laws, a nominating shareholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's annual meeting. Such advance notice must include certain information and materials relating to the shareholder and the proposed nominee as prescribed under the By-Laws, including the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under proxy rules of the Securities and Exchange

Commission. For more information on the procedure and advance notice requirement for nominating a director, see Section 10.14 of the Corporation's By-Laws, a copy of which is attached as Exhibit 3.1 to a current report on Form 8-K filed on July 29, 2010.
Real Estate Committee
The Real Estate Committee is charged with the review of significant potential acquisitions or dispositions involving the real property interests of the Corporation and its subsidiaries and makes recommendations thereon to the Chief Executive Officer and the full Board. Messrs. Cali, Bishop and Roth are the members of the Real Estate Committee. The Real Estate Committee did not meet during fiscal year 2013.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Corp., Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis by calling the Corporation's toll free hotline, 1-888-883-1499.
Code of Ethical Business Conduct
The Corporation has adopted a Code of Ethical Business Conduct (the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code can be found at the Corporation's website at www.sjwcorp.com.
Board Meetings
During 2013, there were four regular meetings and one special meeting of the Board of Directors of SJW Corp. Each director attended or participated in 75 percent or more of the aggregate of (i) the total number of regular and special meetings of the Board of Directors of SJW Corp. and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2013 fiscal year. George E. Moss was chosen to preside at all executive sessions of non-management directors or independent directors.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of shareholders. All current members of the Board attended the 2013 annual meeting of shareholders.

Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Corp. for the 2013 fiscal year.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensa- tion Earnings (f)	All Other Compensa- tion ($) (g)	Total ($) (h)
Katharine Armstrong	$94,000	$9,746	—	—	—	—	$103,746
Walter J. Bishop	$89,431	$9,746	—	—	—	—	$99,177
Mark L. Cali	$81,000	$9,746	—	—	—	—	$90,746
Douglas R. King	$112,000	$9,746	—	—	—	—	$121,746
Ronald B. Moskovitz	$95,500	$9,746	—	—	—	—	$105,246
George E. Moss	—	$9,746	—	—	—	—	$9,746
Robert A. Van Valer	$90,000	$9,746	—	—	—	—	$99,746
_______________

(1)
Consists of the annual retainer and meeting fees for service as members of the Board of Directors of the Corporation, San Jose Water Company, SJW Land Company, SJWTX, Inc., and Texas Water Alliance Limited, including amounts deferred under the Corporation’s Deferral Election Program for Non-Employee Board members. The respective dollar amounts of these fees are set forth in the table below. For further information concerning such fees, see the sections below entitled "Director Annual Retainer" and "Director Meeting Fees." Mr. Moss waived his retainer and meetings fees for the 2013 fiscal year.

Name	2013 Retainer	2013 Meeting Fees	Total Annual Service Fees
Katharine Armstrong	$65,000	$29,000	$94,000
Walter J. Bishop	$63,431	$26,000	$89,431
Mark L. Cali	$60,000	$21,000	$81,000
Douglas R. King	$60,000	$52,000	$112,000
Ronald B. Moskovitz	$60,000	$35,500	$95,500
George E. Moss	—	—	—
Robert A. Van Valer	$65,000	$25,000	$90,000

(2)
Represents the grant-date fair value of the restricted stock unit award for 381 shares made to each non-employee director on April 24, 2013. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718 and accordingly determined on the basis of the closing selling price per share of SJW Corp.’s common stock on the award date as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant date value does not take into account any estimated forfeitures related to service-vesting conditions. In addition to the restricted stock units, as of December 31, 2013, the following non-employee directors held deferred stock awards covering the following number of shares of SJW Corp.'s common stock with dividend equivalent rights: Ms. Armstrong, 0 shares; Mr. Bishop, 0 shares; Mr. Cali, 24,077 shares; Mr. King, 8,279 shares; Mr. Moskovitz, 0 shares; Mr. Moss, 0 shares; and Mr. Van Valer, 2,411 shares. Any deferred shares so held are attributable to the director's prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program." The phantom dividends that accumulate on those deferred shares pursuant to the dividend equivalent rights are converted annually into additional deferred shares. For further information concerning such dividend equivalent rights, see the section below entitled "Dividend Equivalent Rights." Such dividend equivalent rights were factored into the original grant date fair value of the deferred shares determined for financial accounting purposes under FASB ASC Topic 718, and accordingly no amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the 2013 fiscal year as a result of those dividend equivalent rights. Those 2013 fiscal year phantom dividends were converted into the following additional deferred shares for the non-employee directors on January 2, 2014: Mr. Cali was credited with 660 shares; Mr. King was credited with 227 shares; and Mr. Van Valer was credited with 66 shares. At the time of such credit, the fair market value per share of the Corporation's common stock was $29.02, the closing price on January 2, 2014.

(3)	No option awards were made to the non-employee directors during the 2013 fiscal year.
Director Annual Retainer
The following table sets forth the 2013 annual retainer fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Annual Retainer
SJW Corp.
Chair	$30,000
Other Board Members	$15,000
San Jose Water Company
Chair	$60,000
Other Board Members	$40,000
SJW Land Company
Chair	$20,000
Other Board Members	$5,000
SJWTX, Inc.
Chair	$5,000
Other Board Members	$5,000
Texas Water Alliance Limited
Board Members	$0

Effective as of January 1, 2014, (i) the annual retainer of the Chair of the SJW Land Company Board was reduced from $20,000 to $10,000, (ii) the annual retainer of the non-employee Board members (other than the Chair) of SJW Corp. was reduced from $15,000 to $5,000, and (iii) the Lead Independent Director will receive an additional annual retainer of $5,000.

Director Meeting Fees
The following table sets forth the 2013 per meeting Board and Committee fees for the non-employee Board members of SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited:

Per Meeting Fee
SJW Corp.
Chair	$1,000
Other Board Members	$1,000
SJW Corp. Committees
Audit Committee Chair (for attending audit committee meetings)	$3,000
Other Committee Chair (for attending their respective committee meetings)	$2,000
Other Board Members	$1,000
San Jose Water Company
Chair	$1,000
Other Board Members	$1,000
SJW Land Company
Chair	$500
Other Board Members	$500
SJWTX, Inc.
Chair	$2,500
Other Board Members	$500
Texas Water Alliance Limited
Board Members	$500
The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Corp.'s Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Corp., San Jose Water Company, SJW Land Company, SJWTX, Inc. or Texas Water Alliance Limited. During fiscal year 2013, each non-employee director (other than Mr. Moss) was paid $2,500 for attending each of the two strategic planning meetings.
Mr. Moss elected not to receive any retainer or meeting fees for his service as a non-employee director during each fiscal year from 2008 until 2013. Mr. Moss did not elect to waive his retainer and meetings fees for his service as a non-employee director during the 2014 fiscal year.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program, each non-employee member of the Corporation's Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation's Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.

The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account pursuant to one of the following alternatives selected by the Executive Compensation Committee: (i) in a lump sum on the first business day of that calendar year or as soon as administratively practicable thereafter, or (ii) periodically when the fees would otherwise become due and payable during such calendar year in the absence of his or her deferral election for that calendar year in which case the amounts credited shall be fully vested. In the event of such lump sum credit, the non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. For the deferral election accounts established for the 2013 calendar year, the periodic credit alternative was utilized.
The deferral election account will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following his or her cessation of Board service. The cash distribution will be made either in a lump sum or through a series of up to 10 annual installments in accordance with the payment election such Board member made.
Mr. King elected to defer all of his 2013 annual retainer fees and pre-scheduled 2013 meeting fees, Mr. Cali elected to defer his 2013 annual retainer fees, and Mr. Bishop elected to defer 50 percent of his 2013 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Corp. common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").
The principal features of the Deferred Restricted Stock Program may be summarized as follows:
Each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant is made by (ii) the fair market value per share of the Corporation's common stock on the grant date. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of Board service or other pre-specified date. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director at the time of his or her initial entry into the Deferred Stock Program or pursuant to the special payment election made available in 2007.
In addition, each non-employee director who commenced Board service prior to April 29, 2003 and participated in the Director Pension Plan was given the opportunity during the 2003 calendar year to elect to convert his or her accumulated benefit under that plan into a deferred stock award. The accumulated benefit of each director who made such an election was converted, on September 1, 2003, into a deferred stock award of comparable value based on the fair market value per share of the Corporation's common stock on such date. The award vested in 36 monthly installments over the director's period of continued Board service measured from the conversion date.

In accordance with the foregoing, Messrs. Cali and Moss elected to have their accumulated Director Pension Plan benefits converted into deferred stock pursuant to the Deferred Restricted Stock Program. As a result, Messrs. Cali and Moss each had $270,000 in Pension Plan benefits converted into a deferred stock award covering 19,014 shares of the Corporation's common stock.
Each deferred stock award contains dividend equivalent rights, as discussed below. Except for the additional deferred shares that result from those dividend equivalent rights, no further deferred shares are intended to be awarded to the non-employee directors under either the Deferral Election Program or the Deferred Restricted Stock Program.
Restricted Stock Units and the Formulaic Equity Award Program for Non-Employee Board Members
In April 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the award of restricted stock units for each individual elected or re-elected as a non-employee Board member at the 2013 annual shareholder meeting, with each such award to become effective at the close of business on the date of such meeting and covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $10,000 by the closing price per share on such date. Accordingly, on April 24, 2013, each non-employee Board member received an award of restricted stock units covering 381 shares of common stock. Each restricted stock unit entitles the non-employee Board member to one share of common stock on the vesting date. The units will vest in full upon the Board member's continuation in Board service through the day immediately preceding the date of the Corporation's 2014 annual shareholder meeting, subject to accelerated vesting under certain prescribed circumstances.
In October 2013, the Executive Compensation Committee approved, and the Board of Directors ratified, the implementation under the LTIP of a Formulaic Equity Award Program for Non-Employee Board Members ("Formulaic Program") which provides that at the close of business on the date of each annual shareholder meeting, beginning with the 2014 annual shareholder meeting, each individual who is elected or re-elected to serve as a non-employee Board member shall automatically be granted restricted stock units covering that number of shares of common stock (rounded up to the next whole share) determined by dividing $35,000 by the fair market value per share on such date. Each restricted unit awarded shall entitle the non-employee Board member to one share of common stock on the applicable vesting date of that unit. Each restricted stock unit award shall vest in full upon the non-employee Board member’s continuation in Board service through the day immediately preceding the date of the first annual shareholder meeting following the annual shareholder meeting at which that restricted stock unit award was made, subject to accelerated vesting under certain prescribed circumstances. Each non-employee Board member must retain beneficial ownership of at least 50 percent of the shares of common stock issued in connection with the vesting of such restricted stock units until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members.
At the time the Formulaic Program was adopted, the Board of Directors also (i) increased the equity ownership guideline for non-Employee Board members from $120,000 to $150,000 and (ii) decreased the aggregate annual cash retainer to the non-employee Board members of the Corporation, San Jose Water Company and SJW Land Company by $10,000 effective January 1, 2014.
Director Pension Plan
Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive, following his cessation of service as a director, a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Corp. and the Boards of San Jose Water Company and SJW Land Company as in effect at the time he ceases to be a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003 are not eligible to participate in the Director Pension Plan.
Dividend Equivalent Rights
Dividend Equivalent Rights ("DERs") are part of the outstanding deferred stock awards currently credited to the non-employee directors as a result of their pre-2008 participation in the Deferral Election and Deferred Restricted Stock Programs. Pursuant to those DERs, each non-employee director's deferred stock account under each program will be credited, each time a dividend is paid on the Corporation's common stock, with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to the deferred stock account, including shares previously credited to the account by reason of the DERs. As of the first business day in January each year, the cash dividend equivalent amounts so credited in the immediately preceding year will be converted into additional shares of deferred stock by dividing such cash amount by the average of the fair market value of the Corporation's common stock on each of the dates in the immediately preceding year on which dividends were paid. The additional shares of common stock that are credited based on such DERs will vest in the same manner as the deferred stock awards to which they are attributable.
Effective as of January 1, 2008, the Corporation imposed a limitation on the maximum number of years such DERs will continue to remain outstanding. Accordingly, the DERs will terminate with the dividends paid by the Corporation during the 2017 calendar year, with the last DER conversion into deferred stock to occur on the first business day in January 2018. As part of the DER phase-out, each non-employee Board member was given the opportunity to make a special election by December 31, 2007 to receive a distribution from his accounts under the two programs in either (i) a lump sum distribution in any calendar year within the 10-year period from 2009 to 2018 or (ii) an installment distribution over a five or 10-year period within that 10-year period. The amount distributable from each such account would be equal to the number of deferred shares credited to that account as of December 31, 2007 plus the number of additional deferred shares subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. No further DERs would be paid on the distributed shares, but those shares would be entitled to actual dividends as and when paid to the Corporation's shareholders. In the absence of such special payment election, the distribution of the non-employee Board member's accounts will continue to be deferred until cessation of Board service. Only Mr. Cali made a special payment election and elected to receive his deferred accounts in five annual installments over the five calendar-year period beginning with the 2014 calendar year. The Company therefore issued 4,947 shares of common stock to Mr. Cali in January 2014 in connection with such election.
On January 2, 2014, the following current non-employee Board members were credited with additional shares of deferred stock pursuant to their DERs: Mr. Cali, 660 shares; Mr. King, 227 shares; and Mr. Van Valer, 66 shares.
Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Corp. or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement include the expense of traveling by non-commercial aircraft if within 1,000 miles of company headquarters and approved by the Chairman of the Board, and the expense of traveling first class for any travel within the United States. In addition, the Corporation reimbursed Mr. King $2,650 as part of the cost of attending the Stanford Directors’ College in 2013. A copy of the Director Compensation and Expense Reimbursement Policies, amended and restated as of July 29, 2009, is attached as Exhibit 10.1 to the Form 10-Q filed for the quarter ended September 30, 2009 and copy of the Director Compensation and Expense Reimbursement Policies, amended and restated as of January 1, 2014, is attached as Exhibit 10.36 to the Form 10-K filed for the year ended December 31, 2013.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of the eight nominees listed on page 4.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation's shareholders are entitled to vote at the annual meeting to approve the compensation of the Corporation's named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Corporation or the Corporation's Board of Directors or the Executive Compensation Committee of the Board.
Although the vote is non-binding, the Corporation's Board of Directors and the Executive Compensation Committee of the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the Corporation's executive officers.
The key elements of the compensation programs that were in effect during the 2013 fiscal year for the Corporation's named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement. Those key elements may be summarized as follows:

•
Executive officer compensation was comprised of four primary components: (i) base salary that is designed to be competitive and provide a level of economic security each year, (ii) an annual cash bonus opportunity with the target level set at a specified percentage of base salary or a fixed dollar amount and with the actual payment based on the Corporation's attainment of certain specified performance goals and, in the case of the named executive officers other than the Chief Executive Officer, individual performance, (iii) long-term equity incentive awards tied to continued employment and, with respect to the Chief Executive Officer, the attainment of a specified total shareholder return objective measured over a five-year period, and (iv) an annual pension benefit accrual under the Corporation's tax-qualified and non-qualified defined benefit retirement plans.

•
For the 2013 fiscal year, the Executive Compensation Committee targeted the total direct compensation (base salary, target bonus and annualized grant-date value of long-term equity incentive awards) of each executive officer at or near the median for the comparable position at a defined peer group of regulated utilities established by the committee with the assistance of its own independent compensation consultant.

•
In December 2009, the Executive Compensation Committee negotiated a new compensation package with the Corporation's Chief Executive Officer (the "CEO") that was designed to retain his services and leadership abilities for at least the next five years and that accordingly established a stable and consistent level of cash compensation for that period and supplemented that compensation with a long-term multi-year equity incentive award in the form of restricted stock units that will vest only if the total shareholder return over a five-year period is at least six percent per year, compounded annually, and with a smaller service-vesting restricted stock unit award tied to a three-year period of continued service. Under the new package, the CEO's base salary was increased to $625,000 per year for the 2010, 2011 and 2012 calendar years. For calendar year 2013, there was a subsequent four percent increase to $650,000, and another four percent increase to $676,000 for calendar year 2014. The Executive Compensation Committee structured the compensation package so that the CEO's total direct compensation (base salary, target annual bonus and the annualized grant-date fair value of the two retention equity awards) was between the 50th and 75th percentile for comparable positions at the peer group companies. For the 2011 fiscal year, no additional equity awards were made to the CEO. However, the Executive Compensation Committee made additional restricted stock unit awards dated January 24, 2012, January 2, 2013 and January 2, 2014 to the CEO in recognition of the fact that the annualized grant-date value of equity awards for peer group chief executive officers had increased since 2010, and that the CEO's relative competitive total target compensation position had accordingly declined and was, in the Executive Compensation Committee's view, low in relation to his level of experience and leadership abilities. For the 2013 fiscal year, the CEO's total direct compensation was at the 50th percentile for comparable positions at the peer group companies.

•
Annual cash bonuses for the 2013 fiscal year for the named executive officers were contingent in whole or in substantial part upon the Corporation's attainment of specified performance goals in the following areas: return on shareholder equity, compliance with environmental and water quality standards and certain other key water industry objectives measured in terms of service, reliability and efficiency. One hundred percent of the CEO's bonus opportunity was tied to the attainment of those goals, and his bonus potential payout ranged from 0 to 150 percent of target bonus. For the other named executive officers, 75 percent of the bonus opportunity was tied to the Corporation's attainment of those performance goals and 25 percent was dependent upon individual performance. The potential payout for each of them ranged from 0 to 200 percent of target. Based on such factors, the CEO earned a bonus for the 2013 fiscal year at 117 percent of target, and the other named executive officers, except for Mr. Yoo, earned a bonus for such year at 113 percent of their target bonus opportunities. Mr. Yoo, who retired on March 29, 2013, was not paid any bonus for the 2013 fiscal year.

•
From time to time, the Executive Compensation Committee may make special bonus awards to one or more executive officers in recognition of exceptional performance or achievement of superior results on special projects. Such bonuses are designed to reward extraordinary service and would be in addition to any bonuses that might otherwise be earned under the normal bonus plan for the fiscal year. During the 2013 fiscal year, 5,748 shares of common stock were awarded as a special stock bonus award to the CEO in recognition of his role in obtaining certain governmental permits in Texas.

•
As mentioned above, the CEO received a long-term incentive equity award on January 2, 2014 for 2013 fiscal year performance. The other named executive officers also received a long-term equity incentive award on January 2, 2014 for 2013 fiscal year performance. Each of those awards was in the form of restricted stock units with a service-vesting schedule measured over a three-year period. The number of shares underlying such restricted stock units was 9,648 for Mr. Roth (determined by dividing $280,000 by  the closing selling price of the Corporation's common stock on the grant date) and 3,790 shares for each of Messrs. Jensen and Lynch (determined by dividing $110,000 by the closing selling price of the Corporation's common stock on the grant date).

•
Each of the named executive officers is eligible to receive retirement benefits under both a tax-qualified defined benefit plan covering a broad spectrum of the Corporation's employees and a non-qualified executive supplemental retirement plan. The maximum combined retirement benefit that each named executive officer hired before March 31, 2008 may receive under the two plans is limited to an annual pension equal to 60 percent of his or her final average compensation, as measured in terms of his or her highest three consecutive years of compensation. Executive officers hired on or after March 31, 2008 participate in the tax-qualified defined benefit plan and a cash balance executive supplemental retirement plan. Such plans do not guarantee a specific level of pension payments, but do establish a defined rate of quarterly company contributions that are to be credited to the participant's account balance under such plans.

•
The Executive Compensation Committee has established a policy requiring the named executive officers to achieve specific share ownership guidelines within a defined period not to exceed five years. Pursuant to the policy, executive officers are required to own shares with a value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. As of December 31, 2013, all the named executive officers have complied with the policy, except for the Chief Financial Officer, James P. Lynch, who has until October 2015 to comply. Until an executive officer complies with such share ownership guideline, such individual may not sell any shares of the Corporation's common stock acquired under restricted stock unit awards made to him or her, net of the shares withheld at issuance to satisfy applicable withholding taxes.

•
The Executive Compensation Committee undertook a substantial review of the various compensation programs maintained by the Corporation and its subsidiaries for the executive officers to determine whether any of those programs encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the Corporation's compensation programs for the named executive officers would have a material adverse effect upon the Corporation.
Resolution
The Corporation's shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:
"Resolved that the Corporation's shareholders hereby approve the compensation paid to the Corporation's executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement."
The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Corporation's named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 3
APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN
The shareholders are being asked to approve the adoption of the Corporation’s new 2014 Employee Stock Purchase Plan (the "Purchase Plan"), under which 400,000 shares of the Corporation’s common stock will be reserved for issuance. The Purchase Plan was adopted by the Board of Directors on January 29, 2014, subject to shareholder approval of the Purchase Plan at the annual meeting.
The Purchase Plan is designed to allow eligible employees of the Corporation and its participating subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at designated intervals through their accumulated payroll deductions.
The Corporation's existing Employee Stock Purchase Plan (the "Predecessor Plan") is scheduled to terminate on January 30, 2015. If the Purchase Plan is approved at the annual meeting, no additional offering periods will commence under the Predecessor Plan after July 31, 2014 and any shares remaining available under the Predecessor Plan following the purchase of shares thereunder on July 31, 2014 will not be transferred to the Purchase Plan.
The following is a summary of the principal features of the new Purchase Plan. The summary, however, is not intended to be a complete description of all the provisions of the Purchase Plan and is qualified in its entirety by reference to the complete text of the Purchase Plan. A copy of the actual Purchase Plan is attached as Appendix I to this Proxy Statement.
Administration
The Purchase Plan will be administered by the Executive Compensation Committee of the Board of Directors. Such committee will as plan administrator have full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.
Securities Subject to the Purchase Plan
The number of shares of the Corporation’s common stock reserved for issuance under the Purchase Plan will be limited to 400,000 shares. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of common stock or from shares of common stock repurchased by the Corporation, including shares repurchased on the open market.
Should any change be made to the shares of the Corporation’s common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common stock as a class without the Corporation’s receipt of consideration or should the value of the outstanding shares of the Corporation’s common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments will be made to (i) the maximum number and/or class of securities issuable under the Purchase Plan, (ii) the maximum number and/or class of securities purchasable per participant and on any one purchase date, (iii) the maximum number and/or class of securities purchasable in total by all participants on any one purchase date and (iv) the number and/or class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be final, binding and conclusive.
Offering Periods and Purchase Rights
Shares of the Corporation’s common stock will be offered for purchase under the Purchase Plan through a series of successive offering periods, which will be of such duration (not to exceed 24 months) as determined by the plan administrator. Each offering period shall be comprised of one or more successive six-month purchase intervals as determined by the plan administrator. Unless otherwise specified by the plan administrator prior to the start of the applicable offering period: (i) each offering period will have a duration of six months, (ii) offering periods will run from the first business day of February to the last business day of July each year and from the first business day of August each year to the last business day of January in the following year, and (iii) each offering period will be comprised of one purchase interval. The initial offering period under the Purchase Plan will commence on August 1, 2014.

On the start date of each offering period, each participant will be granted a purchase right to acquire shares of the Corporation’s common stock on the last day of each purchase interval during that offering period, subject to certain limitations described below.
Eligibility and Participation
Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in the employ of the Corporation or any participating parent or subsidiary corporation (whether any such corporation is currently a parent or subsidiary or subsequently acquired or is subsequently established at any time during the term of the Purchase Plan) will be eligible to participate in any offering period implemented under the Purchase Plan. However, for one or more distinct separate offering periods, the plan administrator may waive either or both of the twenty hour or five month service requirements.
To participate in a particular offering period, an eligible employee must complete and file the requisite enrollment forms on or before the start date of that offering period.
As of January 31, 2014, approximately 382 employees, including four executive officers, would have been eligible to participate in the Purchase Plan had it been in effect on such date.
Payroll Deductions and Stock Purchases
Each participant may authorize periodic payroll deductions in any multiple of one percent up to a maximum of 10 percent of the base salary paid to the participant (or total hourly compensation for a participant who is a member of a collective bargaining unit or is otherwise compensated on an hourly basis) for the offering period.
The accumulated contributions will automatically be applied to the acquisition of common stock at six-month intervals. Accordingly, on each such purchase date (the last business day in January and July each year), each participant’s payroll deductions accumulated for the purchase interval ending on that purchase date will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase date. The first purchase under the Purchase Plan is expected to occur on January 30, 2015.
Purchase Price
The purchase price of the common stock acquired on each semi-annual purchase date will be fixed by the plan administrator prior to the start of each offering period in accordance with either of the following alternative pricing formulas:
(i)    the purchase price will not be less than 85 percent of the lower of the fair market value per share of the Corporation’s common stock on the start date of the offering period or the fair market value on the purchase date, or
(ii)    the purchase price will not be less than 85 percent of the fair market value per share of the Corporation’s common stock on the purchase date.
The fair market value per share of the Corporation’s common stock on any particular date under the Purchase Plan will be deemed to be equal to the closing price per share on such date on the national stock exchange serving as the primary market for the Corporation’s common stock at that time (or if there is no closing price on such date, then the closing price per share on the last preceding date for which such quotation exists). On January 31, 2014, the fair market value of the Corporation’s common stock determined on such basis was $28.61 per share, the closing price per share on that date on the New York Stock Exchange.
Special Limitations
The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•
Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of the Corporation’s common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•
Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent or more of the total combined voting power or value of all classes of the Corporation’s outstanding stock or the outstanding stock of any of the Corporation’s affiliates.

•	No participant may purchase more than 900 shares of common stock on any one purchase date.

•	The maximum number of shares of common stock purchasable in total by all participants on any one purchase date will be limited to 50,000 shares.
The plan administrator will have the discretionary authority to increase or decrease the per participant and total participant purchase limitations as of the start date of any new offering period under the Purchase Plan, with the new limits to be in effect for that offering period. As indicated above, the applicable limitations will be adjusted for any stock split, stock dividend, stock reclassification or similar transaction affecting the number of shares of the Corporation’s outstanding common stock without the receipt of consideration.
Termination of Purchase Rights
The participant may withdraw from the Purchase Plan at any time up to the next scheduled purchase date, and his or her accumulated payroll deductions for the purchase interval in which that purchase date occurs will, at the participant’s election, either be applied to the purchase of shares on that purchase date or be refunded immediately.
The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions or other permitted contributions which the participant may have made for the purchase interval in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.
Shareholder Rights
No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.
Assignability
No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.
Change in Control
In the event of a change in control, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such change in control. The purchase price will be based on the purchase price formula in effect for the offering period in which such change in control occurs. The limitation on the maximum number of shares purchasable by each participant (but not the limitation on all participants in the aggregate) on any one purchase date will be applicable to any purchase date attributable to such change in control. A change in control will be deemed to occur for purposes of the Purchase Plan in the event: (a) the Corporation is acquired by merger or asset sale, (b) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) 30 percent or more of the total combined voting power of the Corporation's outstanding securities, (c) there is a sale of all or substantially all of the Corporation's assets, or (d) there is a change in the majority of the Board of Directors over a period of 36 months or less occasioned by one or more contested elections of Board members.

Share Pro-Ration
Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded.
Amendment and Termination
The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in July 2024, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control or ownership.
The Corporation’s Board of Directors may alter or amend the Purchase Plan at any time to become effective as of the start date of the next offering period thereafter. In addition, the Board of Directors may suspend or terminate the Purchase Plan at any time to become effective immediately following the close of any purchase interval.
In no event may the Board of Directors effect either of the following amendments or revisions to the Purchase Plan without the approval of the shareholders: (i) increase the number of shares of the Corporation’s common stock issuable under the Purchase Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization or (ii) modify the eligibility requirements for participation in the Purchase Plan.
Predecessor Plan Purchases
The following table sets forth, as to the Corporation’s Chief Executive Officer, the Corporation’s Chief Financial Officer, the two other most highly compensated executive officers of the Corporation with compensation in excess of $100,000 for the 2013 fiscal year and the other individuals and groups indicated, the number of shares of the Corporation’s common stock purchased under the Predecessor Plan from January 1, 2013 through January 31, 2014 and the weighted average purchase price paid per share.

Name and Position	Title	Number of Shares Purchased (#)	Weighted Average Purchase Price ($)
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	—	—
Palle Jensen	Senior Vice President of Regulatory Affairs	152	$23.05
James P. Lynch	Chief Financial Officer and Treasurer	488	$23.69
R. Scott Yoo	Chief Operating Officer (through March 29, 2013)	—	—
All current executive officers as a group (3 persons)		640	$23.54
All employees, including current officers who are not executive officers, as a group (379 persons)		47,558	$23.73
New Plan Benefits
The Purchase Plan will not become effective unless it is approved by the shareholders at the annual meeting and no purchase rights have been granted under the Purchase Plan.
Summary of Federal Income Tax Consequences
The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Corporation, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Corporation will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15 percent of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Corporation will not be entitled to an income tax deduction with respect to such sale or disposition.
If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15 percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired.
Summary of Accounting Treatment
Pursuant to Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board, the grant date fair value of each purchase right granted will be charged as a direct compensation expense to the Corporation’s reported earnings over the offering period to which that purchase right pertains.
Vote Required
Approval of the Purchase Plan requires the affirmative vote of (i) a majority of the shares of common stock present in person or represented by proxy and voting at the annual meeting and (ii) a majority of the shares of common stock required to constitute a quorum. Should such shareholder approval not be obtained, then the Purchase Plan will not become effective. However, the Predecessor Plan will continue in effect until January 31, 2015.
Recommendation of Board of Directors
The Board of Directors recommends that the shareholders vote FOR the approval of the implementation of the Purchase Plan. The Board of Directors believes that it is in the best interests of the Corporation to provide our employees with the opportunity to acquire an ownership interest in the Corporation through their participation in the Purchase Plan and thereby encourage them to remain in the Corporation’s employ and more closely align their interests with those of the shareholders. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM
General
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation's independent registered public accounting firm (the "independent accountants") for fiscal year 2014. At the annual meeting, shareholders are being asked to ratify the appointment of KPMG LLP as the Corporation's independent accountants for fiscal year 2014. In the event the shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2012 and 2013:

	2013	2012
Audit Fees (1)	$759,120	$726,700
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	$27,000
All Other Fees (4)	—	—
Total Fees	$759,120	$753,700
______________

(1)
Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees."

(3)
Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees were pre-approved by the Audit Committee. The services for the fees disclosed under this category include state tax credit analysis and tax return review billed during 2012.

(4)	All Other Fees: This category consists of fees billed in those fiscal years which are not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees."

The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.
The Audit Committee has adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to ratification by the Audit Committee when it next convenes a meeting.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Corp.'s independent accountants for fiscal year 2014. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. These persons are required to furnish SJW Corp. with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2013, SJW Corp. believes that all Section 16(a) reporting obligations were met during 2013.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of February 14, 2014, certain information concerning ownership of shares of SJW Corp. common stock by each director of the Corporation, nominee for director, and the Corporation's Chief Executive Officer, Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), and all directors, nominees and named executive officers as a group and beneficial owners of five percent or more of the common stock of SJW Corp. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Katharine Armstrong (1)	2,000	*
Walter J. Bishop (2)	2,660	*
Mark L. Cali (3)	304,168	1.5%
Douglas R. King (4)	4,500	*
Ronald B. Moskovitz (5)	5,000	*
George E. Moss (6)(7)	1,936,857	9.6%
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board (8)	108,856	*
Robert A. Van Valer (9)(10)	2,182,868	10.8%
Officers not listed above:
Palle Jensen, Senior Vice President of Regulatory Affairs	6,754	*
James P. Lynch, Chief Financial Officer and Treasurer (11)	5,566	*
R. Scott Yoo, Chief Operating Officer (through March 29, 2013) (12)	14,000	*
All directors, nominees and executive officers as a group (11 individuals) (13)	4,573,229	22.6%
Beneficial owners of five percent or more not listed above:
Nancy O. Moss (14)(15)	1,181,092	5.8%
Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. (16) One Corporate Center, Rye, New York 10580-1435	1,122,741	5.6%
Lazard Asset Management LLC (17) 30 Rockefeller Plaza, New York, New York 10112	1,255,797	6.2%
_______________

*	Represents less than one percent of the outstanding shares of SJW Corp.'s common stock.

(1)
Includes 1,000 shares of common stock held under an IRA account and 1,000 shares of common stock held by the Katharine Armstrong Love Exempt Trust U/A/D 6/30/2009 for which Katharine Armstrong is the sole trustee.

(2)
Includes 2,660 shares of common stock held by the Bishop Family Trust for which Walter Bishop and his spouse are trustees. Mr. Bishop has shared voting and investment powers with respect to such shares.

(3)
Includes (i) 28,586 shares of common stock held by the Mark Cali Revocable Trust for which Mark Cali is the sole trustee, (ii) 170,096 shares of common stock held by the Cali 1994 Living Trust for which Mr. Cali is a co-trustee, (iii) 76,998 shares of common stock held by the Cali Family Gift Trust for which Mr. Cali is the sole trustee, (iv) 27,000 shares of common stock held by Nina Negranti, Mr. Cali's spouse, as trustee of the Nina Negranti Revocable Trust, (v) 1,200 shares of common stock held by Nina Negranti's IRA, and (vi) 288 shares of common stock held by Mr. Cali's son, Clark Cali. Mr. Cali has shared voting and investment powers with respect to the 170,096 shares.

(4)
Includes 4,500 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees. Mr. King has shared voting and investment powers with respect to such shares.

(5)
Includes 5,000 shares of common stock held by the Moskovitz Family Trust U/A DTD 6/12/2003 of which Mr. Moskovitz and Jessica M. Moskovitz are trustees. Mr. Moskovitz has shared voting and investment powers with respect to such shares.

(6)
Includes (i) 1,117,221 shares of common stock held by the George Edward Moss Trust, a living trust of which Mr. Moss is the sole trustee and sole beneficiary, (ii) 6,644 shares of common stock held by his spouse's revocable trust, (iii) 830 shares of common stock held under his spouse's IRA, (iv) 1,103 shares of common stock held under his spouse's Roth IRA, and (v) 811,059 shares of common stock held by the John Kimberly Moss Trust for which George Moss disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)	The address for George E. Moss is 4360 Worth Street, Los Angeles, California 90063.

(8)
Includes (i) 57,104 shares of common stock, (ii) 18,300 shares of common stock held by a separate property trust for which Mr. Roth is trustee, and (iii) 33,452 shares of common stock subject to options which were exercisable as of February 14, 2014 or which will become exercisable within 60 days thereafter.

(9)
Includes (i) 45,000 shares of common stock, (ii) 1,937,226 shares of common stock held under the Non Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers, and (iii) 200,642 shares of common stock held under an Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers.

(10)	The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(11)	Includes 5,566 shares of common stock. Mr. Lynch has shared voting and investment powers with respect to such shares.

(12)	Includes 14,000 shares of common stock subject to options which were exercisable as of February 14, 2014.

(13)	Includes 47,452 shares of common stock subject to options which were exercisable as of February 14, 2014 or which will become exercisable within 60 days thereafter.

(14)	Includes (i) 1,180,092 shares of common stock held by the Nancy O. Moss Trust and (ii) 1,000 shares of common stock held under a SEP-IRA account.

(15)	The mailing address of Nancy O. Moss is 924 South Oakland Avenue, Pasadena, California 91106.

(16)
Pursuant to Schedule 13D/A filed with the SEC on January 12, 2011, by Gabelli Funds, LLC, GAMCO Asset Management Inc. ("GAMCO") and Teton Advisors, Inc. According to this Schedule 13D/A, Gabelli Funds, LLC, GAMCO and Teton Advisors, Inc. had the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 631,600 shares of common stock, 394,841 shares of common stock and 96,300 shares of common stock respectively, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO did not have the authority to vote 36,400 of the reported shares, (ii) Gabelli Funds, LLC had sole dispositive and voting power with respect to the shares of the Corporation held by the Funds (as defined in the Schedule 13D) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Corporation and, in that event, the Proxy Voting Committee of each Fund would respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund could take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. were indirect with respect to shares beneficially owned directly by other reporting persons.

(17)
Pursuant to Schedule 13G/A filed with the SEC on February 14, 2014, by Lazard Asset Management LLC ("Lazard"). According to this Schedule 13G/A, Lazard had the sole power to vote or to direct the vote of 1,077,717 shares of common stock and the sole power to dispose of 1,255,797 shares of common stock.

In addition to the ownership of the shares and options reported in the above table, as of February 14, 2014, the following directors, nominees to the Board and named executive officers held deferred stock awards and restricted stock units covering shares of the Corporation's common stock as follows:

Name	Number of Shares
Directors and Nominees for Directors:
Katharine Armstrong	381	(1)
Walter J. Bishop	381	(1)
Mark L. Cali	20,171	(1)(2)
Douglas R. King	8,887	(1)(2)
Ronald B. Moskovitz	381	(1)
George E. Moss	381	(1)
W. Richard Roth, President, Chief Executive Officer and Chairman of the Board	171,368	(3)
Robert A. Van Valer	2,858	(1)(2)
Officers not listed above:
Palle Jensen, Senior Vice President of Regulatory Affairs	7,765	(4)
James P. Lynch, Chief Financial Officer and Treasurer	9,092	(4)
R. Scott Yoo, Chief Operating Officer (through March 29, 2013)	—
______________

(1)
Includes shares of common stock underlying restricted stock units awarded to the non-employee Board members under the Corporation's Long-Term Incentive Plan. The restricted stock units vest in full upon the non-employee director's continuation in board service through the day immediately preceding the date of the following annual shareholder meeting. The units will vest in full, and the underlying shares will become immediately issuable should such non-employee director cease Board service by reason of death or permanent disability prior to such vesting date.

(2)
Includes shares of the Corporation's common stock underlying these deferred stock awards which will be issued in one or more installments following the individual's cessation of such Board service or any earlier date that the non-employee Board member has designated pursuant to the special payment election provided to him in 2007.

(3)
The 171,368 shares of the Corporation's common stock are issuable pursuant to restricted stock units and other deferred stock awards which are subject to various performance vesting and service vesting requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(4)
The shares of the Corporation's common stock issuable pursuant to these restricted stock unit awards are subject to vesting schedules tied to the individual's continued service with the Corporation or its affiliated companies. The shares which vest under each such award will be distributed incrementally as they vest.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this proxy statement: "Compensation of Directors" and "Executive Compensation and Related Information-Summary Compensation Table and Grants of Plan-Based Awards."

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying the Corporation's policies and decisions relating to executive officer compensation for the 2013 fiscal year. The Corporation's Chief Executive Officer (the "CEO"), the Chief Financial Officer and the other executive officers included in the Summary Compensation Table that appears later in this Proxy Statement will be referred to as the "named executive officers" for purposes of this discussion.
Compensation Objectives and Philosophy
The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the compensation payable to the Corporation's executive officers and other key employees. The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:

•	Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;

•	Provide incentives to achieve superior executive performance and successful financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of the shareholders.
The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation's financial performance and the individual's contribution to that performance;

•	Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.
The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
Setting Executive Compensation for 2013
Major compensation decisions for each fiscal year including base salary adjustments, the determination of target annual bonus opportunities and the determination of the size of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first month of the current year. Accordingly, for the 2013 fiscal year, such decisions were made in October 2012 and January 2013.
The principal factors that the Committee considered when setting the 2013 compensation levels for the named executive officers were as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	Management's recommendations;

•	Advice from the Committee's independent compensation consultant and other compensation advisors;

•	Comparison of the Corporation's performance against certain operational and qualitative goals identified in the Corporation's strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living in the San Francisco Bay Area; and

•	Tenure, future potential and internal pay equity.
Impact of 2011 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on April 27, 2011. More than 85 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Corporation's proxy statement dated March 8, 2011. Based on that level of shareholder approval and after reviewing competitive data and market trend information and recommendations of the Committee’s independent consultant, the Committee decided not to make any material changes to the Corporation's compensation philosophies, policies and practices for the remainder of the 2011 fiscal year, for compensation decisions made in October 2011 and January 2012 with respect to the 2012 fiscal year, or for compensation decisions made in October 2012 and January 2013 with respect to the 2013 fiscal year compensation of the named executive officers. However, the Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Corporation's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments. Based on the voting preference of our shareholders, the frequency of future Say-on-Pay votes is every three years. Accordingly, the next shareholder advisory vote on executive officer compensation will occur at this 2014 annual meeting and the Committee will take into account the results of such shareholder advisory vote in setting compensation for future years.
Role of Management: As in prior years, the CEO provided the Committee with recommendations regarding the 2013 compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target bonus amounts for the 2013 fiscal year and actual payout levels for those bonuses, and the size of long-term incentive awards. The CEO also provided the Committee with his assessment of the individual performance of each of the other named executive officers.
Role of External Advisors: The Committee has engaged Frederic W. Cook & Co., Inc., a national executive compensation consulting firm, to serve as the Committee's independent compensation consultant (the "Consultant"). The Consultant attended certain Committee meetings held during the 2013 fiscal year and provided advice and guidance regarding executive officer and director compensation issues throughout the year. The Consultant did not perform any services on behalf of management. In addition, the Committee has determined that the Consultant is independent and that the Consultant's work did not raise any conflict of interest. The Committee made such determination primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the New York Stock Exchange and any other factors the Committee may deem relevant under the circumstances, in determining whether any other persons from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Benchmarking: The Committee made a number of decisions regarding 2013 compensation on the basis of the executive compensation benchmarking report prepared by the Consultant dated October 2012 when setting the 2013 compensation program for the named executive officers.  The October 2012 report benchmarked the compensation paid by comparable publicly-traded water, electricity and natural gas utility companies to their executive officers; the compensation data was based on 2011 proxy disclosures aged to 2012 levels by three percent to reflect the historic nature of the data.

The peer companies utilized for such benchmarking purposes were selected by the Committee, in accordance with the recommendation of the Consultant, on the basis of objective industry classifications, geographic location and financial size criteria (revenue and market capitalization). The peer companies were divided into two groups, a primary group consisting of six water utilities, and a secondary group of nine additional electricity and natural gas utilities. The secondary group was used to provide additional perspective with respect to executive officer compensation levels at other regulated companies of generally comparable revenue size and market-capitalization. These peer groups were unchanged from the previous year. The Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital.
The companies in each of the respective peer groups are listed below:

Primary Peers (Water Utilities)
American States Water	Aqua America	Artesian Resources
California Water Service Group	Connecticut Water Service	Middlesex Water

Secondary Peers (Electricity and Natural Gas Utilities)
Central Vermont Public Service	CH Energy Group	Chesapeake Utilities
Empire District Electric	MGE Energy	Northwest Natural Gas
Otter Tail Corp	South Jersey Industries	Unitil
For the 2013 fiscal year, the Committee targeted the total annual direct compensation (base salary, target bonus and annualized grant-date value of equity awards) of each executive officer based generally at or near the median level for his comparable position at the peer group.  The table below shows the target total direct compensation for 2013 relative to the actual 2012 peer group data which was provided to the Committee as part of the Consultant’s 2013 report:

Name	Title	Percentile Level of Total Target Direct Compensation for 2013 Fiscal Year
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	50th	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	42nd
James P. Lynch	Chief Financial Officer and Treasurer	51st
R. Scott Yoo	Chief Operating Officer (through March 29, 2013)	56th
_______________

(1)	For purposes of such calculation, the grant-date fair value of Mr. Roth's 2010 equity awards were annualized over a five-year period coincident with the Corporation's 2010 through 2014 fiscal years.
Components of Compensation
For the 2013 fiscal year, the principal components of the Corporation's executive compensation program were as follows:

•	Base salary

•	Annual short-term cash incentives

•	Long-term equity incentive awards

•	Retirement benefit accruals

There is no pre-established policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers. Instead, the Committee determines the total direct compensation of each named executive officer based on its review of competitive market data for his or her position and its subjective analysis of that individual's performance and contribution to the Corporation's financial performance. The Committee may also take into account internal pay equity considerations based on the individual's relative duties and responsibilities within the organization.
The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Base Salary
It is the Committee's objective to set a competitive annual rate of base salary for each executive officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with an annual component of compensation that provides a level of economic security and continuity from year to year, without substantial adjustments to reflect the Corporation's performance.
CEO Base Salary: The Committee negotiated a new compensation package with the CEO in December 2009 that was designed for the primary purpose of retaining his services and leadership abilities for at least the next five years and that was documented pursuant to the December 2009 amendment to his existing employment agreement. The objective was to establish a stable and consistent level of cash compensation for that period and reorient the CEO's overall compensation structure so that the cash element would be a more predominant component. Pursuant to the December 2009 amendment, the CEO's base salary was increased to $625,000 per year for the 2010, 2011 and 2012 calendar years. There was a four percent increase to $650,000 for calendar year 2013, and the amendment provides for another four percent increase to $676,000 for calendar year 2014. The base salary levels for that five-year period were established with the understanding that there would be no further increases to the CEO's base salary prior to the 2015 calendar year, unless circumstances warrant otherwise. In establishing such compensation package for the CEO, the Committee utilized a special study of chief executive officer compensation at a select group of water utility companies that the Consultant prepared in October 2009. The competitive analysis of chief executive officer compensation included only the seven major water utility companies that were included at the time in the primary peer group in order to allow the Committee to focus on the unique and specialized water-industry expertise necessary to lead the company. In addition, the Committee believed that those companies provided a sufficient survey of chief executive officer compensation upon which to base its decisions concerning the revised compensation package for the CEO.
Base Salary of the Other Named Executive Officers: In setting the 2013 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for his position, the high cost of living in the San Francisco Bay Area, internal pay equity considerations, and the other components of his total direct compensation for the year. The Committee approved market-based and cost-of-living salary adjustments for the 2013 fiscal year that ranged from 3.0 to 15.2 percent increases for each of those other named executive officers. Mr. Jensen's salary was increased by 15.2 percent in an effort to bring his total compensation in line with the competitive market. Accordingly, the base salary levels that were in effect for the 2012 and 2013 fiscal years for each of the other named executive officers and the applicable percentage increase for the 2013 fiscal year were as follows:

Name	Title	2012 Salary	2013 Salary	% Increase
Palle Jensen	Senior Vice President of Regulatory Affairs	$230,000	$265,000	15.2%
James P. Lynch	Chief Financial Officer and Treasurer	$375,000	$389,000	3.7%
R. Scott Yoo	Chief Operating Officer (through March 29, 2013)	$335,000	$345,000	3.0%
For the 2014 fiscal year, the Committee approved market-based and cost-of-living salary adjustments that ranged from 3.6 to 7.5 percent increases for each of the above-listed named executive officers. Mr. Jensen's salary was increased by 7.5 percent in an effort to bring his total compensation in line with the competitive market.
Accordingly, the base salary levels in effect for the 2013 and 2014 fiscal years for each named executive officer and the applicable percentage increase for the 2014 fiscal year are as follows:

Name	Title	2013 Salary	2014 Salary	% Increase
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$650,000	$676,000	4.0%	(1)
Palle Jensen	Senior Vice President of Regulatory Affairs	$265,000	$285,000	7.5%
James P. Lynch	Chief Financial Officer and Treasurer	$389,000	$403,000	3.6%
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(1)	As required pursuant to the terms of the December 2009 amendment to his employment agreement.
Annual Bonus
As part of their total compensation package, the Corporation's executive officers have the opportunity to earn an annual cash bonus. The cash bonus awards are designed to reward superior executive performance while reinforcing the Corporation's short-term strategic operating goals. Each year, the Committee establishes a target bonus for each named executive officer (tied to either a percentage of base salary or a specific dollar amount).
For the 2013 fiscal year, the target bonus levels ranged from 20 to 26 percent of base salary for the named executive officers, with the CEO's target bonus set at 25 percent of base salary in accordance with the existing terms of his employment agreement with the Corporation. The potential payout for each such bonus award ranged from 0 to 150 percent of target for the CEO, and from 0 to 200 percent of target for the other named executive officers, based on the Corporation's performance against pre-established performance goals and the Committee's assessment of the officer's performance for such year.
CEO's Bonus for the 2013 Fiscal Year: The actual dollar amount of the CEO's bonus for the 2013 fiscal year was tied to the level at which the Corporation attained the performance goals established on January 29, 2013 by the Committee for that year. At threshold level attainment, the CEO's bonus potential was set at $81,250 (12.5 percent of base salary); for target level attainment, the bonus potential was $162,500 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $243,750 (37.5 percent of base salary). Accordingly, the actual bonus amount could have varied from 0 to 150 percent of the target bonus amount (25 percent of base salary) based on the level at which each of the various performance goals was in fact attained.

The Corporation's performance goals set by the Committee for the 2013 fiscal year, together with the portion of the CEO target bonus allocated to each goal, were as follows:

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($)(3)	2013 Actual Bonus Award ($)(4)
San Jose Water Company Return on Equity for the 2013 Fiscal Year	Target Goal: 9.45% Minimum Threshold: At least 7.00% Maximum Goal: At least 11.00%	$54,167	$40,902 Represents 75.5% of $54,167 based on 8.25% ROE (between Minimum Threshold and Target Goal)

Compliance (Environmental)	Maximum Goal: No material water quality or environmental violations (Target Goal and Minimum Threshold are not applicable) (2)	$54,167	$81,250.50 Represents 150% of $54,167 (Maximum Goal attained)

San Jose Water Company Operational Goal (1)	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency Minimum Threshold: Achieve 70% of identified water industry objectives Maximum Goal: Achieve 90% of identified key water industry objectives	$54,166	$67,707.50 Represents 125% of $54,166 based on 85% achievement of identified key water industry objectives (between Target Goal and Maximum Goal)
	Total 2013 Actual Bonus Award		$189,860
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(1)
San Jose Water Company annually establishes operational goals (i.e. performance indicators) that are designed to align management's operating objectives with the primary goals of the Corporation's Strategic Plan. Operational goals are established in terms of specific benchmarks that measure San Jose Water Company's performance in five critical areas: 1) water quality and pressure; 2) customer service; 3) infrastructure integrity and reliability; 4) efficiency and productivity; and 5) diversity and community involvement. For 2013, the operational goals were comprised of 20 key performance indicators, of which 17 (85%) were achieved at target level or above.

(2)
"No material water quality or environmental violations" means the absence of citations with material fines issued by state or federal environmental regulators in the 2013 fiscal year in connection with violations which occurred in the 2013 fiscal year. A material fine is deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.

(3)
The actual bonus attributable to each performance goal could have ranged from 0 to 150 percent of the portion of the target bonus amount allocated to that goal. Based on the Committee determination of the level of achievement of each performance goal, the amount payable with respect to that goal would be as follows:

•	If the goal was attained at target level, 100 percent of the allocated amount would be paid.

•	If the goal was only attained at the minimum threshold level, then 50 percent of the allocated amount would be paid.

•	If the goal was attained at or above the maximum level, then 150 percent of the allocated amount would be paid.

•
If the actual level of attainment of any such performance goal was between two of the designated levels, then the bonus potential with respect to that goal would be interpolated on a straight-line basis.

(4)
The actual 2013 bonus award approved for payment was based on the attained level of each performance goal certified by the Committee and was equal to approximately 117% of Mr. Roth's 2013 target annual bonus. Such bonus was paid under the Corporation's Executive Officer Short-Term Incentive Plan.

2013 Fiscal Year Bonus Levels for the Other Named Executive Officers: On October 23, 2012, the Committee approved the following 2013 performance-based target bonus amounts for the other named executive officers: (i) $69,000 for R. Scott Yoo, (ii) $70,000 for Palle Jensen, and (iii) $80,000 for James P. Lynch. The 2013 target bonus for each such individual was higher than his target bonus for the 2012 fiscal year. The actual bonus amount that any such named executive officer could have earned for the 2013 fiscal year ranged from 0 to 200 percent of his target bonus based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target bonus could be earned, weighted 75 percent for the Corporation's performance and 25 percent for individual performance, and (ii) an additional 50 percent could be earned for exceptional individual performance.
The Corporation's performance was measured in terms of return on equity, environmental compliance and the attainment of certain water industry objectives, utilizing the same target for each such goal that was in effect for the CEO's 2013 bonus, as summarized in the table above. However, the bonus potential established for each of the other named executive officer was not pre-allocated in distinct dollar segments among those various goals, and the attainment of one or more of those goals did not guarantee that a named executive officer would be awarded any specific bonus amount. Rather, the actual bonus amount payable for the 2013 fiscal year to each of the other named executive officer was to be determined solely in the Committee's discretion based on the Committee's assessment of the Corporation's performance and the Committee's assessment of the named executive officer's individual performance measured against the achievement of specific operational goals or completion of specific projects or initiatives.
The table below summarizes the principal individual goals that the Committee set for the 2013 fiscal year for each of the other named executive officers:

Name	Title	Goals
Palle Jensen	Senior Vice President of Regulatory Affairs
- Optimize regulatory functions, proceedings, and outcomes
- Ensure timely recovery of costs and capital investments
- Establish/maintain effective regulatory and government relations
- Ensure compliance with other regulatory requirements

James P. Lynch	Chief Financial Officer and Treasurer
- Optimize capital management and control corporate cost structure
- Execute financial plan/budgets to achieve targeted results
- Integrate/optimize accounting, finance, treasury, and tax functions
- Execute investor relations and retirement plan funding strategies

R. Scott Yoo	Chief Operating Officer (through March 29, 2013)
- Execute organizational, succession and professional development plans
- Achieve organizational alignment with strategic plan goals/KPIs
- Ensure effective water quality control and environmental compliance
- Ensure completion of CPUC-approved capital budget/projects

In February 2014, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above for the Corporation and the executive officer's individual performance that bonuses for the 2013 fiscal year should be paid to the above-listed named executive officers in amounts ranging from 0 to 113 percent of target. The table below sets forth the fiscal year 2013 annual bonus targets and actual bonus payout amounts for each of those named executive officers.

Name	Title	2013 Target Bonus ($)	2013 Target Bonus (% Salary)	2013 Actual Bonus ($)		2013 Actual Bonus (% Target Bonus)
Palle Jensen	Senior Vice President of Regulatory Affairs	$70,000	26%	$78,839		113%
James P. Lynch	Chief Financial Officer and Treasurer	$80,000	21%	$90,102		113%
R. Scott Yoo	Chief Operating Officer (through March 29, 2013)	$69,000	20%	—	(1)	0%
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(1)	Mr. Yoo, who retired effective March 29, 2013, was not paid any bonus for the 2013 fiscal year.
Long-Term Incentive Equity Awards
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan ("LTIP"). Long-term incentive awards are typically made to executive officers in the form of restricted stock units ("RSUs") covering shares of the Corporation's common stock. The Committee believes that RSUs are important to encourage the retention of the executive officers and will help to advance the share ownership guidelines the Committee has established for the executive officers. The RSUs have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. In addition, a substantial portion of the CEO's equity grants have historically been performance-vesting RSUs in order to link a greater percentage of his compensation to long-term shareholder return.
RSUs are less dilutive to shareholders than traditional option grants in terms of the number of shares issuable under those RSU awards and provide a more direct correlation between the compensation cost the Corporation must record for financial accounting purposes and the value delivered to the executive officers. In addition, RSUs continue to have value even in periods of declining stock prices and thereby serve as an important retention tool and also provide a less risky equity compensation program than that associated with option grants that only have value to the extent the price of the underlying stock appreciates over the option term.
The Committee has followed a grant practice of tying regular-cycle equity awards to its annual year-end review of individual performance and its assessment of the Corporation's performance for that year. Accordingly, equity awards are typically made to the named executive officers on an annual basis during the last quarter of each fiscal year or the first month of the succeeding fiscal year.
Grants to CEO: As part of his compensation package that became effective as of January 1, 2010, the CEO was granted two multi-year equity incentive awards in January 2010 in lieu of a series of regular annual equity awards over the 2010 to 2014 fiscal year period. The first award, in the form of RSUs covering 37,850 shares of the Corporation's common stock, contains a performance-vesting condition tied to a specified rate of total shareholder return over a five-year period ending with the close of the 2014 fiscal year. The second award, also in the form of RSUs, covered 12,000 shares of the Corporation's common stock and was tied to a three-year service-vesting schedule. Both awards were intended to serve as long-term retention vehicles for the CEO. For the 2011 fiscal year, no additional equity awards were made to the CEO.
The Committee made additional RSU awards dated January 24, 2012, January 2, 2013, and January 2, 2014 to the CEO in recognition of the fact that the annualized grant-date value of equity awards for peer group chief executive officers had increased since 2010, and that the CEO's s relative competitive total target direct compensation position had accordingly declined and was, in the Committee's view, low in relation to his level of experience and leadership abilities. The additional awards cover 4,321 shares, 9,170 shares and 9,648 shares, respectively, of the Corporation's common stock and vest in three successive equal annual increments upon his completion of each year of service over the three-year period measured from the respective January 24, 2012, January 2, 2013, and January 2, 2014 award dates. The shares of common stock underlying such RSUs will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect, thereby preserving the economic value of the awards that would otherwise be lost upon the cancellation of those awards as a result of such change in control. Such RSUs do not include dividend equivalent rights.
The CEO was also awarded 5,748 fully-vested shares of common stock in April 2013 in recognition of his services in obtaining certain governmental permits for Texas Water Alliance Limited, the Corporation's wholly-owned subsidiary.
2013 Fiscal Year Grants to Named Executive Officers other than the CEO: The grants were made solely in the form of service-vesting RSUs without any dividend equivalent rights. Each RSU award will vest, and the underlying shares of the Corporation's common stock will be issued, in three successive equal annual installments over the three-year period of service measured from the award date. The RSU award will vest in full and the underlying shares will become immediately issuable, on an accelerated basis in the following limited circumstances: (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control (i.e. "double trigger"). Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect, thereby preserving the economic value of the awards that would otherwise be lost upon the cancellation of those awards as a result of such change in control.
The chart below indicates the number of shares of the Corporation's common stock underlying the RSU awards made to the named executive officers other than the CEO on January 2, 2013. No other equity awards were made to them during the remainder of the 2013 fiscal year:

Name	Title	Number of Underlying Shares (1)
Palle Jensen	Senior Vice President of Regulatory Affairs	3,668
James P. Lynch	Chief Financial Officer and Treasurer	3,668
R. Scott Yoo	Chief Operating Officer (through March 29, 2013)	3,668	(2)
______________

(1)
The number of shares underlying the RSUs granted to each officer listed in this table was determined by dividing (i) $100,000, by (ii) $27.26, the closing selling price of the Corporation's common stock on the January 2, 2013 grant date.

(2)	The award was cancelled upon Mr. Yoo's retirement on March 29, 2013, and none of the shares of the Corporation's common stock subject to the award were issued to him.
Compensation of New Executive Officer
Effective January 31, 2014, Andrew F. Walters was appointed as the Chief Administrative Officer of San Jose Water Company. Mr. Walters is entitled to the following compensation: (i) base salary at the annual rate of $350,000; (ii) annual target bonus in the amount of $70,000, with any bonus earned for the 2014 calendar year to be pro-rated on the basis of the months of employment during that year; (iii) a special bonus of $30,000; (iv) a restricted stock unit award covering 3,845 shares of common stock vesting over a three-year period of service; (v) company car and reimbursement of the membership fee for one local health club; and (vi) reimbursement of relocation and commuting expenses of up to an aggregate of $20,000.

Executive Benefits and Perquisites
The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies.
Retirement Benefits: Executive officers are eligible to receive retirement benefits under San Jose Water Company's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the Corporation's employees. Executive officers hired before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan ("SERP"), and executive officers hired on or after March 31, 2008 (including Messrs. Lynch and Walters) are eligible to receive retirement benefits under the Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). Both of those plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under those plans. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.
The pension benefits payable to the executive officers under the SERP will increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the SERP will not only reflect such increases but will also fluctuate from year to year based on the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Mr. Lynch, the Corporation's Chief Financial Officer, commenced employment with the Corporation after March 31, 2008 and accordingly participates in the Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him or her under the plan. The amount of the compensation credit each quarter will be tied to his or her compensation for that quarter and his or her years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase. For Mr. Lynch, the percentage of compensation credited to his Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants, and he will vest in his accrued benefit under such plan after three years of service instead of the regular 10-year vesting schedule in effect for the other participants. Mr. Walters, the newly appointed Chief Administrative Officer of San Jose Water Company, will also participate in the Cash Balance SERP and he will also vest in his accrued benefit under such plan after three years of service.
For further information concerning the SERP and the Cash Balance SERP, please see the section entitled "Pension Benefits" that appears later in this Proxy Statement.
Broad-Based Employee Benefit Plans: Executive officers are also eligible to participate in San Jose Water Company's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant's contributions, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: The named executive officers and certain other highly compensated employees may participate in San Jose Water Company's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their bonus or other incentive compensation. The deferred amounts are credited with an annual fixed rate of interest that will not exceed 120 percent of the long-term Applicable Federal Rate ("AFR") determined at the start of each fiscal year, compounded semi-annually. A description of the plan and the amounts deferred thereunder are set forth in the section entitled "Non-Qualified Deferred Compensation," which appears later in this Proxy Statement.
Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health care, disability, life and travel insurance, and professional development benefits. In addition, the Corporation provides certain executives from time to time with (i) vehicles for business use and personal commutes, (ii) club memberships and (iii) reimbursement of certain spousal expenses incurred in connection with business trips taken by such executives. The Corporation also purchases season tickets to sporting and cultural events which the CEO and other executive officers and personnel of the Corporation may use for non-business purposes on occasions. The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.
Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this proxy statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this Proxy Statement.
Executive Severance Plan, Severance Programs and CEO Employment Agreement
Executive Severance Plan: The Corporation has implemented the Executive Severance Plan under which the CEO and the other named executive officers will become entitled to certain severance benefits on a so-called double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target bonus, or (iv) a relocation of his or her principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction and (ii) align the interests of the Corporation's executive officers with those of the shareholders by enabling the executive officers to consider transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where "one-off" arrangements will be negotiated with individual executive officers. As set forth above, the change in control benefits provided under the Executive Severance Plan are subject to a "double trigger" so that an executive officer will only receive those benefits if there is a change in control as well as a loss of employment.  This differs from a "single trigger" program that would provide specified benefits immediately upon a change in control. Such a structure is consistent with one of the primary purposes of the Executive Severance Plan, namely to provide the executive officers with personal financial protection only upon loss of employment.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.

CEO Employment Agreement: The Corporation entered into an amended and restated employment agreement with the CEO effective January 1, 2008, with an initial two-year term and an automatic renewal feature each year so that there will always be a continuing two-year term until November 16, 2017, unless the Corporation provides timely notice of non-renewal. Such amended and restated employment agreement was subsequently amended on December 16, 2009 and January 26, 2010, respectively. The principal terms of the employment agreement, as most recently amended, are summarized in the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement. Pursuant to that agreement, Mr. Roth will also become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. The Committee believes that such protections are typical for chief executive officers in the peer group companies.
Severance Benefit Package for Mr. Lynch: Mr. Lynch will, as part of his negotiated compensation package with the Corporation become entitled to severance benefits in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. Mr. Lynch also participates in the Executive Severance Plan under which he will become entitled to certain severance benefits in the event his employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. However, there will be no duplication of severance benefits under the two arrangements. For further information concerning Mr. Lynch's compensation package and potential severance benefits, see the section entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Executive Officer Security Ownership Guidelines
In 2006, the Committee established a policy requiring named executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of shareholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying RSUs, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guideline. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs (net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes). As of December 31, 2013, all the named executive officers, except for Mr. Lynch, had complied with the policy. Mr. Lynch has until October 2015 to comply. The following table shows each named executive officer's share ownership as of December 31, 2013, except for Mr. Yoo who retired effective March 29, 2013:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
W. Richard Roth	President, Chief Executive Officer and Chairman of the Board	$7,033,002	$1,300,000
Palle Jensen	Senior Vice President of Regulatory Affairs	$357,629	$265,000
James P. Lynch	Chief Financial Officer and Treasurer	$362,306	$389,000
_______________

(1)
This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned, the shares underlying restricted stock units and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, by (ii) $29.79, the closing selling price of the common stock on December 31, 2013, the last trading day of the 2013 fiscal year.

(2)	This amount is equal to two times the base salary in effect for the CEO for the 2013 fiscal year and one times the base salary in effect for the other named executive officers for such year.

Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude the executive officers and certain employees and other individuals, including family members residing in the same household, from engaging in hedging transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.
IRC Section 162(m) Compliance
As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as the Corporation are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds one million dollars per officer in any one year and does not otherwise qualify as performance-based compensation. The Corporation's Long-Term Incentive Plan ("LTIP") is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the one million dollar limitation. In addition, RSUs with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the LTIP may also be structured to qualify as performance-based compensation for Section 162(m) purposes.
However, RSUs subject only to service-vesting requirements will not qualify as such performance-based compensation. Other awards made under the LTIP may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee's view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to the Corporation's financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee's belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Corporation's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
The Corporation believes that the total amount of compensation paid during the 2013 fiscal year to the named executive officers subject to Section 162(m) (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible by the Corporation and not affected by the Section 162(m) limitation.  However, in future years, it is possible that the total amount of compensation paid by the Corporation to one or more executive officers may not be fully deductible for tax purposes by reason of the Section 162(m) limitation.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2011, December 31, 2012, and December 31, 2013 by the Corporation's Chief Executive Officer, the Chief Financial Officer, the Corporation's other most highly compensated executive officer whose total compensation for the 2013 fiscal year was in excess of $100,000 and who was serving as an executive officer at the end of the 2013 fiscal year and one other highly compensated executive officer who retired on March 29, 2013. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2013 fiscal year (exclusive of any amounts that would have been reportable in column (h) of such table) have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "named executive officers."

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compen- sation ($)(1) (g)	Change in Pension Value ($) (h)		All Other Compen- sation ($)(6) (i)	Total ($) (j)
W. Richard Roth	2013	$650,000	—	$380,007	(3)	—	$189,860	—	(4)	$32,089	$1,251,956
President, Chief Executive Officer and Chairman of the Board of SJW Corp.	2012	$625,000	—	$90,827		—	$201,302	$763,046	(5)	$33,736	$1,713,911
	2011	$625,000	—	—		—	$166,317	$1,419,587	(5)	$31,903	$2,242,807

Palle Jensen	2013	$265,000	$78,839	$91,994		—	—	—	(4)	$13,109	$448,942
Senior Vice President of Regulatory Affairs of San Jose Water Company	2012	$230,000	$73,000	$91,165		—	—	$245,987	(5)	$11,802	$651,954
	2011	$210,000	$40,000	$13,462		—	—	$328,228	(5)	$13,867	$605,557

James P. Lynch	2013	$389,000	$90,102	$91,994		—	—	$74,783	(4)	$22,253	$668,132
Chief Financial Officer and Treasurer of SJW Corp.	2012	$375,000	$91,200	$91,165		—	—	$85,105	(5)	$20,110	$662,580
	2011	$350,000	$75,000	$67,308		—	—	$74,836	(5)	$15,354	$582,498

R. Scott Yoo	2013	$88,788	—	$91,994		—	—	—	(4)	$48,308	$229,090
Chief Operating Officer of San Jose Water Company (through March 29, 2013)	2012	$335,000	$73,000	$77,487		—	—	$131,016	(5)	$18,253	$634,756
	2011	$310,000	$50,000	$76,290		—	—	$346,866	(5)	$18,274	$801,430

_______________

(1)
Includes amounts deferred under (i) San Jose Water Company's Special Deferral Election Plan, a non-qualified deferred compensation plan for officers and other select management personnel and (ii) San Jose Water Company's Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)
The dollar amount reported is equal to the aggregate grant date fair value of the stock awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the FASB ASC Topic 718 grant date fair value of each such award are set forth in Note 11 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2013 fiscal year. For further information concerning the grant date fair value of the awards, see the section below entitled "Grants of Plan-Based Awards." Mr. Roth is credited with shares of deferred stock, and a number of those deferred shares include dividend equivalent rights. The phantom dividends that accumulate each year on those deferred shares pursuant to such dividend equivalent rights are converted into additional deferred shares. However, since the dividend equivalent rights were factored into the original grant date fair value of Mr. Roth's deferred shares, no further amounts are reported in this column with respect to the additional deferred shares attributable to the phantom dividends that accumulated during the fiscal year as a result of those dividend equivalent rights. The phantom dividends for the 2013 fiscal year were converted on January 2, 2014 into an additional 2,919 deferred shares for Mr. Roth. Such deferred shares had a fair market value of $86,957 on December 31, 2013 based on the $29.79 closing selling price of the Corporation's common stock on December 31, 2013, the last trading day in the 2013 fiscal year.

(3)
Also includes the grant date fair value of the award of 5,748 fully-vested shares of common stock made in April 2013 in recognition of Mr. Roth's services in obtaining certain governmental permits for Texas Water Alliance Limited, the Corporation's wholly-owned subsidiary.

(4)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2013 fiscal year. The present value decreased for Messrs. Roth, Jensen and Yoo below the present value at the close of fiscal year 2012. The present value of the accrued pension benefit fluctuates from year-to-year based on additional years of service and changes in compensation. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2013 and 2012 fiscal years, respectively, by each named executive officer. For the 2012 fiscal year calculations the discount rates applied were 3.92% for the Retirement Plan and 3.5% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2013 fiscal year calculations, the discount rates applied were 4.82% for the Retirement Plan and 4.4% for the SERP and Cash Balance SERP. Mr. Lynch's Cash Balance SERP benefit is based on a contribution rate of 15% of his quarterly compensation (as defined in the plan), offset by a portion of his accrued benefit under the Retirement Plan.

Actuarial Present Value of Retirement Benefits	W. Richard Roth	Palle Jensen	James P. Lynch	R. Scott Yoo
Accrued as of the close of the 2013 fiscal year	$5,864,034	$1,122,737	$237,534	$2,834,552
Accrued as of the close of the 2012 fiscal year	$6,016,946	$1,185,560	$162,751	$2,984,191
Change in Pension Value	$(152,912)	$(62,823)	$74,783	$(149,639)

(5)
Consists solely of the increase in the actuarial present value of each named executive officer's accrued pension benefits recorded for each of the 2012 and 2011 fiscal years. For further information concerning the pension benefits, see the section below entitled "Pension Benefits."

(6)
Consists of the following amounts for each of the named executive officers: (i) club memberships, (ii) personal use of company vehicle, and (iii) 401(k) employer match made on such individual's behalf. Solely for Mr. Yoo, there is also included a cash out of accrued vacation in the amount indicated below that was paid to him in March 2013.

For the Year Ended December 31, 2013

Description	W. Richard Roth	Palle Jensen	James P. Lynch	R. Scott Yoo
Club Memberships	$11,126	$1,051	$7,403	—
Personal Use of Company Vehicle	$10,763	$1,936	$4,650	$1,088
401(k) Employer Match	$10,200	$10,122	$10,200	$5,231
Cash Out of Accrued Vacation	—	—	—	$41,989
Total	$32,089	$13,109	$22,253	$48,308

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2013 fiscal year under a compensation plan.

Name (a)	Grant Date (b)	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securi- ties Under- lying Options (#) (j)	Exer- cise or Base Price of Option Awards ($/Sh) (k)	Grant Date Value (5) (l)
			Thresh- old (#) (c)	Target (#) (d)	Maxi- mum (#) (e)	Thresh- old (#) (f)	Tar- get (#) (g)	Maxi- mum (#) (h)
W. Richard Roth	1/2/2013	10/23/2012	$81,250	$162,500	$243,750	—	—	—	—		—	—	—
	1/2/2013	10/23/2012	—	—	—	—	—	—	9,170	(2)	—	—	$229,984
	4/23/2013	4/23/2013	—	—	—	—	—	—	5,748	(3)	—	—	$150,023
Palle Jensen	1/2/2013	10/23/2012	—	—	—	—	—	—	3,668	(4)	—	—	$91,994
James P. Lynch	1/2/2013	10/23/2012	—	—	—	—	—	—	3,668	(4)	—	—	$91,994
R. Scott Yoo	1/2/2013	10/23/2012	—	—	—	—	—	—	3,668	(4)	—	—	$91,994
_______________

(1)
Reflects potential payouts under the Corporation's Executive Officer Short-Term Incentive Plan. Each potential level of payout was tied to the level at which San Jose Water Company attained the performance goals for the 2013 fiscal year established by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational goals based on key water industry objectives. The return on equity objective was met between the threshold and target levels, the environmental goal was attained at the maximum level and the operational goal was attained between the target and maximum level, resulting in an actual bonus to Mr. Roth in the dollar amount of $189,860 or approximately 117% of his target bonus for the year.

(2)
On January 2, 2013, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 9,170 shares of the Corporation's common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2013). The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.

(3)
On April 23, 2013, Mr. Roth was awarded 5,748 shares of the Corporation's common stock under the Corporation's Long-Term Incentive Plan. A portion of those shares were withheld by the Corporation to cover the applicable withholding taxes.

(4)
On January 2, 2013, Messrs. Jensen, Lynch and Yoo were each awarded restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit entitles the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2013). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. Mr. Yoo's award was cancelled upon his retirement on March 29, 2013, and none of the shares of the Corporation's common stock subject to the award were issued to him.

(5)
The grant date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant date value does not take into account any estimated forfeitures relating to service-vesting conditions.

2013 Annual Bonus Program
In October 2012, the Executive Compensation Committee set the bonus potential for Mr. Roth for the 2013 fiscal year. The dollar amount of that bonus was tied to the level at which San Jose Water Company attained the performance goals for the 2013 fiscal year established for it by the Executive Compensation Committee. The goals were tied to a stated return on equity objective, environmental compliance and designated operational objectives based on key water industry objectives. At threshold level attainment, Mr. Roth's bonus potential was set at $81,250 (12.5 percent of base salary); for target level attainment, the bonus potential was $162,500 (25 percent of base salary); and at above-target level attainment, the applicable bonus potential was $243,750 (37.5 percent of base salary). The actual bonus amount could accordingly vary from 0 to 150 percent of the target bonus amount based on the level at which the various performance goals were attained. Further information concerning the bonus program established for Mr. Roth for the 2013 fiscal year, together with a description of the more discretionary annual bonus program in effect for the other named executive officers, is set forth in the Compensation Discussion & Analysis that appears earlier in the Proxy Statement.
2014 Stock-Based Awards
On January 2, 2014, Messrs. Lynch and Jensen were awarded restricted stock units under the Corporation's Long-Term Incentive Plan. Each restricted unit will entitle the officer-recipient to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units will vest in a series of three successive equal annual installments upon the officer's completion of each year of service with the Corporation over the three-year period measured from the award date (January 2, 2014). The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not provide the officer with dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes. The chart below indicates the number of shares of the Corporation's common stock underlying those restricted stock unit awards:

Name	Number of Underlying Shares
Palle Jensen	3,790
James P. Lynch	3,790
On January 2, 2014, Mr. Roth was awarded restricted stock units under the Corporation's Long-Term Incentive Plan covering 9,648 shares of the Corporation's common stock. The restricted stock units will vest in three successive equal annual installments upon Mr. Roth's completion of each year of service with the Corporation over the three-year period measured from the award date. The shares of common stock underlying the restricted stock units will be issued as those units vest. All of the units will vest, and the underlying shares of common stock will become immediately issuable, on an accelerated basis if Mr. Roth ceases service by reason of death or disability, resignation for good reason or an involuntary termination other than for good cause. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. The restricted stock units do not include dividend equivalent rights. As the vested shares become issuable from time to time under such award, a portion of those shares will be withheld by the Corporation to cover the applicable withholding taxes.
Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, undertook a substantial review of the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department in which the principal features of each plan were summarized, the potential risk factors (if any) associated with each plan were identified and the mitigation factors designed to address those risks were described. Based on that review and the fact that as public utilities the Corporation's wholly-owned subsidiaries, San Jose Water Company and SJWTX, Inc., operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:
•The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Equity compensation (other than through participation in the Corporation's broad-based employee stock purchase plan) has historically been granted only to officers of the Corporation or its subsidiaries and is provided primarily in the form of stock option grants or restricted stock units that vest incrementally over their period of continued service. The Chief Executive Officer also holds restricted stock units that are tied to the attainment of total stockholder return objectives measured over a period of five years, and one or more officers may from time to time be granted stock awards or stock rights contingent upon the attainment of designated performance objectives over their period of continued service. Neither the Corporation nor its subsidiaries have any material compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.
•For most of the employee base, compensation is primarily in the form of base salary. Certain employees, other than the named executive officers, are also eligible to receive cash bonuses with target levels tied to a fixed dollar amount generally ranging from $6,500 to $65,000. For such employees, the bonus component is tied to both financial and non-financial metrics and individual performance, and the maximum bonus that can be earned is capped between 150 to 200 percent of the target bonus.

•The cash bonus program for the named executive officers is tied to 25 percent of base salary for the Chief Executive Officer and to a fixed dollar amount for the other executive officers generally ranging from $69,000 to $85,000, with a maximum bonus potential set at 150 percent of the target bonus for the Chief Executive Officer and 200 percent of the target bonus for the other executive officers. One hundred percent of the Chief Executive Officer's bonus potential and 75 percent of the bonus potential of the other executive officers is tied to performance goals that are intended to sustain shareholder value, such as return on equity, environmental compliance and the attainment of certain water industry objectives.
•Accordingly, the overall compensation structure is not overly weighted toward short-term incentives, and by imposing meaningful caps on the potential pay-outs under each of the short-term cash incentive programs, the Corporation has taken reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking. In addition, the Corporation has an internal business risk assessment structure that identifies the major risks to the business of the Corporation and its subsidiaries and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance metrics established for the short-term incentive programs might otherwise contribute to any potential risks identified for the business, there are already procedures in place to control and limit those risks.
•In addition, in December 2009, the Executive Compensation Committee negotiated a new compensation package with the Chief Executive Officer which substantially increased the base salary component. One of the main objectives of the new compensation package was to provide the Chief Executive Officer with a more stable and consistent level of compensation over a five-year period as a substantial incentive for him to continue in the Corporation's employ. By doing so, the Board believes that the overall risk profile of the Chief Executive Officer's compensation package is more effectively balanced among its current cash, long-term equity and retirement/deferred compensation components.
•Each of the officers receive equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increase as the price of the common stock appreciates and shareholder value is thereby created. Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.
•The Corporation has transitioned from stock option grants to restricted stock unit awards. This transition has mitigated the potential to encourage risk taking in the short-term due to the fact that stock options have value only if the price of the underlying shares increases and have no limit on the amount that can be realized from such potential appreciation. Restricted stock units, on the other hand, should reduce the incentive for excessive risk taking because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time. In addition, the restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.
•The Chief Executive Officer holds a restricted stock unit award covering 37,850 shares that is performance based and will only vest upon the attainment of a pre-established rate of total shareholder return over a five-year performance period. Awards that tie vesting to performance-objectives such as rates of total shareholder return further advance the Corporation's objective to maintain a compensation structure that encourages the creation and maintenance of long-term shareholder value.

•The Corporation maintains a tax-qualified retirement plan on an employee-wide basis. The plan is divided into two components: a traditional defined benefit pension formula for employees who commenced employment with the Corporation prior to March 31, 2008 and a cash-balance pension formula for employees who commence employment on or after that date. The retirement benefit formula under such plan is based on cash compensation levels and years of credited service and, for the cash balance component, the applicable quarterly contribution rate. More detailed information concerning the benefit accrual formulas for the two components is set forth in the "Pension Benefits" section that appears later in this Proxy Statement. The federal tax laws impose a maximum dollar limitation on the annual retirement benefit that can be accrued under such plan and also impose certain funding obligations on the Corporation with respect to the benefits participants accrue under the plan. The Corporation periodically reviews the funding status of the plan to determine whether there would be any material risk posed by those funding obligations in relation to the current assets of the plan or its projected future contribution levels and to consider appropriate action to mitigate any identifiable risks through potential changes in plan structure or investment strategy.
•The Corporation also maintains an Executive Supplemental Retirement Plan for certain officers and other selected executives that supplement their retirement benefits under the tax-qualified plan. The benefit formula is also tied to cash compensation levels and years of service, and the maximum annual retirement benefit that can be accrued under such plan is limited to a maximum benefit equal to 60 percent of the participant's average annual compensation (determined on the basis of his or her three highest consecutive years of compensation measured in terms of salary and bonus) less the annual retirement benefit accrued under the tax-qualified plan. Officers, such as Mr. Lynch, and other selected individuals who commence employment with the Corporation on or after March 31, 2008 are instead eligible for participation in the Cash Balance Executive Supplemental Retirement Plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are only general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.
•The Corporation has also instituted share ownership guidelines which require the senior executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the shareholders and mitigated the risk of excessive risk taking.
•Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.
For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2013.

Name (a)	Option Awards						Stock Awards
	Number of Securities Under- lying Unex- ercised Options (#) Exer- cisable (b)		Number of Securities Under- lying Unex- ercised Options (#) Unexer- cisable (c)	Equity Incen- tive Plan Awards: Number of Securi- ties Under- lying Unex- ercised Un- earned Options (#) (d)	Option Exercise Price ($) (e)	Option Expi- ration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
W. Richard Roth	33,452	(2)	—	—	$17.63	1/3/2015	2,881	(4)	$85,825	(4)	37,850	(10)	$1,127,552	(10)
							9,170	(5)	$273,174	(5)
Palle Jensen	—		—	—	—	—	161	(6)	$4,796	(6)	—		—
							284	(7)	$8,460	(7)
							2,773	(8)	$82,608	(8)
							3,668	(5)	$109,270	(5)
James P. Lynch	—		—	—	—	—	759	(9)	$22,611	(9)	—		—
							1,420	(7)	$42,302	(7)
							2,773	(8)	$82,608	(8)
							3,668	(5)	$109,270	(5)
R. Scott Yoo (1)	2,508	(2)	—	—	$17.63	1/3/2015	—		—		—		—
	14,000	(3)	—	—	$27.69	7/28/2015
_______________

(1)	In connection with his retirement on March 29, 2013, Mr. Yoo forfeited unvested restricted stock units covering an aggregate of 8,548 shares.

(2)
Represents stock options granted on January 3, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2013, the option was fully vested and exercisable for all the option shares.

(3)
Represents stock options granted on July 28, 2005 which vested in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2013, the option was fully vested and exercisable for all the option shares.

(4)
Represents service-vesting restricted stock units granted on January 24, 2012 and covering 4,321 shares. The underlying shares vest in three successive equal annual installments measured from the January 24, 2012 award date, provided Mr. Roth continues in the Corporation's service through each annual installment date. The shares subject to such restricted stock units will be issued as they vest. As of December 31, 2013, two-thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

(5)
Represents restricted stock units granted on January 2, 2013 and covering: 9,170 shares for Mr. Roth, 3,668 shares for Mr. Jensen and 3,668 for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2013, all of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

(6)
Represents restricted stock units granted on January 4, 2010 and covering: 644 shares for Mr. Jensen. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2013, one-fourth of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

(7)
Represents restricted stock units granted on January 3, 2011 and covering: 568 shares for Mr. Jensen and 2,840 for Mr. Lynch. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2013, one-half of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

(8)
Represents restricted stock units granted on January 3, 2012 and covering: 4,159 shares for Mr. Jensen and 4,159 for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2013, two-thirds of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

(9)
Represents restricted stock units granted on October 4, 2010 and covering 3,036 shares. The underlying shares vest and become issuable in four successive equal annual installments over the four-year period of service measured from the date of grant. As of December 31, 2013, one-fourth of the units were unvested. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

(10)
Represents performance-vesting restricted stock units granted on January 26, 2010 and covering 37,850 shares. The underlying shares will vest if the Corporation achieves an annualized total shareholder return of 6% over the five-year period from January 1, 2010 until December 31, 2014, provided Mr. Roth remains in the Corporation's employ through such date, but with such service-vesting component to become inapplicable under certain circumstances. The reported market value of the shares underlying those unvested units is based on the $29.79 closing selling price of the common stock on December 31, 2013.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number of shares of the Corporation's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2013, and the number and value of shares of the Corporation's common stock subject to each restricted stock, deferred stock or restricted stock unit award that vested during the year ended December 31, 2013. No stock appreciation rights were exercised by the named executive officers during the 2013 fiscal year, and none of such officers held any stock appreciation rights as of December 31, 2013.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
W. Richard Roth	6,500	$87,215	2,919	$86,957
	3,994	$52,521	4,000	$105,760
	2,303	$30,284	1,440	$38,506
			5,748	$150,023
Palle Jensen	—	—	128	$3,489
			161	$4,233
			142	$3,716
			1,386	$36,272
James P. Lynch	—	—	759	$20,789
			710	$18,581
			1,386	$36,272
R. Scott Yoo	—	—	723	$19,709
			913	$24,003
			805	$21,067
			1,178	$30,828
______________

(1)
The value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
Includes the phantom cash dividends which accumulated during the 2013 fiscal year on the shares of the Corporation's common stock underlying restricted stock awards which were converted on January 2, 2014 into additional deferred shares based on the average of the per share market prices of the common stock on each date actual dividends were paid on such common stock during the 2013 fiscal year.

(3)
The value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares which vested on such date. For the phantom cash dividends which were converted into additional deferred shares on January 2, 2014, the value realized is determined by multiplying (i) the $29.79 closing selling price of the common stock on December 31, 2013 by (ii) the number of those additional deferred shares.

Pension Benefits
The Corporation maintains three defined benefit plans: the Retirement Plan, a tax-qualified pension plan (the "Retirement Plan"), the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SERP") and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan for certain individuals who commence employment with the Corporation on or after March 31, 2008 (the "Cash Balance SERP").
The following table sets forth as of December 31, 2013 for each plan that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. Richard Roth	San Jose Water Company Retirement Plan	24	$1,446,944	—
	San Jose Water Company Executive Supplemental Retirement Plan	24	$4,417,090	—
Palle Jensen	San Jose Water Company Retirement Plan	19	$742,440	—
	San Jose Water Company Executive Supplemental Retirement Plan	19	$380,297	—
James P. Lynch	San Jose Water Company Retirement Plan	3	$44,953	—
	San Jose Water Company Cash Balance Executive Supplemental Retirement Plan	3	$192,581	—
R. Scott Yoo	San Jose Water Company Retirement Plan	27	$1,534,023	$80,058
	San Jose Water Company Executive Supplemental Retirement Plan	27	$1,300,529	$72,261
The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the age of the participant and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
The actuarial and economic assumptions used above to value the pension plan benefits include the IRS Generational Mortality Table, a 4.82 percent discount rate for San Jose Water Company's Retirement Plan and a 4.4 percent discount rate for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan (for 2012 a discount rate of 3.92 percent was used for the Retirement Plan and a discount rate of 3.5 percent was used for the Executive Supplemental Retirement Plan and Cash Balance Executive Supplemental Retirement Plan and the IRS Generational Mortality Table was used for such plans). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 10 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2013 fiscal year.

Retirement Plan Benefit
Benefit accruals under San Jose Water Company's Retirement Plan ("Retirement Plan") differ depending on whether an employee first commenced status as an employee (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers, except for James P. Lynch, commenced service before March 31, 2008.
The monthly retirement benefit under the Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of his average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. Except for Mr. Jensen, the combined age and years of service for each named executive officer who commenced employee status before March 31, 2008 at present equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008 and completed at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For those named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. In-service distributions are allowed for: (i) a participant who has attained age 70 ½, and (ii) a participant who commenced status as an employee before March 31, 2008 if such participant has attained age 65 and his or her age and years of service equal at least 100; provided, if such a participant was not employed by the Company on December 31, 2013 and is subsequently re-hired on or after January 1, 2014, he or she will not be entitled to an in-service distribution.
The retirement benefits accruable by employees who first commence service on or after March 31, 2008, including Mr. Lynch, will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation
Less than 5	5%
5 but less than 10	6%
10 but less than 15	7%
15 but less than 20	9%
20 or more	11%
For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code.
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six percent maximum annual interest rate.
Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
Mr. Roth is currently eligible to receive early retirement benefits under the Retirement Plan in the event he retires. Mr. Jensen is not currently eligible to receive early retirement benefits. Mr. Lynch joined the Corporation after March 30, 2008 and participates in the cash balance portion of the Retirement Plan which does not provide early retirement benefits.
SERP Benefit
The Executive Supplemental Retirement Plan ("SERP") provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan. Each officer of the Corporation who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Corp. Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers other than Mr. Lynch participate in the SERP.
The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010 is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less the monthly retirement benefit payable to such individual under the Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the Retirement Plan.

For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of his or her earned salary for that month and the amount of the annual cash performance bonus that is actually paid to him or her during that month or that would have been paid at that time in the absence of a deferral election.
The SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP.
SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change of control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SERP retirement for Mr. Roth will not be reduced for early commencement prior to age 65. The accrued SERP retirement benefit for Mr. Jensen will not be reduced for early commencement if such commencement occurs on or after his attainment of age 60. In computing Mr. Roth's final average compensation, his annual bonus for each year beginning on or after January 1, 2003 will be equal to the greater of his actual bonus or his target bonus for such year.
A participant will vest in his or her SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2013, each of the named executive officers who participates in the SERP is vested in his SERP benefit.
Cash Balance SERP Benefit
The Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP") is a supplemental retirement benefit plan for executive officers and other key management personnel who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee.
An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service in accordance with the following formula:

Years of Credited Service	Percent of Compensation
Less than 5	10%
5 but less than 10	11%
10 but less than 15	12%
15 but less than 20	14%
20 or more	16%

The account balance will also be credited periodically with interest pursuant to a pre-established formula. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her vested accrued benefit under the Cash Balance SERP.
A participant's accrued benefit for plan quarters ending before January 1, 2014 and associated interest credits accrued after December 31, 2013 shall be paid in a single lump sump beginning on the first day of the seventh month following the participant's separation from service. Pursuant to the Cash Balance SERP amended as of October 30, 2013, a participant's accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits shall be paid in a single lump sump beginning on the first day of the seventh month following the participant's separation from service unless a timely election is made by the participant to receive his or her benefit in annual installments over a ten-year period beginning on the first business day of the seventh month following his or her separation from service. Mr. Lynch elected to receive his accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits in annual installments over a ten-year period.
The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.
A participant will vest in his or her Cash Balance SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. At the time of Mr. Lynch's entry into the plan, the plan was amended to provide him with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service. As of December 31, 2013, Mr. Lynch is vested in his Cash Balance SERP benefit. The plan was also amended effective January 31, 2014 to provide newly appointed Chief Administrative Officer of San Jose Water Company, Andrew F. Walters with full vesting of his accrued benefit under the plan upon completion of three years of service.
Non-Qualified Deferred Compensation
The first of the following tables shows the deferred compensation activity for each named executive officer during the 2013 fiscal year attributable to his or her participation in the San Jose Water Company Special Deferral Election Plan (the "Deferral Plan"):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distribution ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. Richard Roth	—	—	$31,341	—	$1,183,023	(3)
Palle Jensen	—	—	—	—	—
James P. Lynch	—	—	—	—	—
R. Scott Yoo	—	—	—	$53,691	—	(4)
_______________

(1)	Represents the portion of salary and bonus earned for the 2013 fiscal year and deferred under the Deferral Plan.

(2)	Includes for each of the following affected named executive officers the amount of interest that was accrued for the 2013 fiscal year on his outstanding balance under the Deferral Plan.

(3)
Includes (i) $256,901 of salary and/or bonus earned for the 2012 fiscal year and deferred under the Deferral Plan (ii) $58,945 of salary and/or bonus earned for the 2010 fiscal year and deferred under the Deferral Plan, (iii) $0 of salary and/or bonus earned for the 2013, 2011, 2009 and 2008 fiscal years and deferred under the Deferral Plan, (iv) $88,000 of salary and/or bonus earned for the 2007 fiscal year and deferred under the Deferral Plan, and (v) all interest accrued through December 31, 2013.

(4)	An aggregate of $53,691 was distributed in 2013 in connection with salary and/or bonus earned for the 2008 fiscal year and deferred under the Deferral Plan until that year.
The following table shows the deferred compensation activity for each named executive officer for the 2013 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited to him during such year:

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
W. Richard Roth	—	—	$448,690	(1)	—	$3,465,024
Palle Jensen	—	—	—		—	—
James P. Lynch	—	—	—		—	—
R. Scott Yoo	—	—	—		—	—
______________

(1)
Represents (i) the $86,957 fair market value as of December 31, 2013 of the additional deferred shares of the Corporation's common stock credited to the named executive officer for the 2013 fiscal year as a result of the dividend equivalent rights under his restricted stock units and (ii) the $361,733 increase in the fair market value of the accumulated deferred shares that occurred since the start of the 2013 fiscal year.

(2)
The reported aggregate balance is based on the $29.79 closing selling price of the common stock on December 31, 2013. As of December 31, 2013, Mr. Roth was fully vested in the reported account balance.

Special Deferral Election Plan
The principal features of the Special Deferral Election Plan may be summarized as follows:
The Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their bonus or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or 10-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year, or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.
Employment Agreements, Termination of Employment and Change in Control Arrangements
Executive Severance Plan. Officers of the Corporation or its subsidiaries who are serving in such capacity at the time of a change in control or ownership of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan) after the Corporation enters into an agreement to effect the change in control or ownership but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the change in control or ownership, or (b) he or she resign for good reason (as defined in such plan) within the 24-month period following the effective date of the change in control or ownership, then (i) such officer will be entitled to a cash severance benefit consisting of three times the annual base salary and target bonus or, in the case of Mr. Roth, a severance benefit equal to 3.75 times the annual base salary, generally payable in three successive equal annual installments with a potential for a lump sum payment to Mr. Roth in the event of a termination in connection with certain change in control transactions, (ii) his or her outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iii) he or she will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (iv) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her pension benefit under the SERP (the "Enhanced Pension Benefit").
If an officer qualifies for benefits under the Executive Severance Plan and any payment made in connection with a change in control or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.
In addition to the benefits provided under the Executive Severance Plan, the named executive officer would also be entitled to (i) retirement benefits under the SERP or Cash Balance SERP and the Retirement Plan and (ii) their deferred compensation under the Corporation's non-qualified deferred compensation plan and their vested-to-date deferred stock awards. The present value of the accumulated pension benefits under the retirement plans as of the close of the 2013 fiscal year is set forth in the table above in the section entitled "Pension Benefits." The value of their accumulated deferred compensation as of December 31, 2013 is set forth in the two tables in the section above entitled "Non-Qualified Deferred Compensation."
For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a change in control, the following transactions will be deemed to constitute a change in control event:

•
A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•
A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•	Certain changes in the composition of the Corporation's Board of Directors; or

•
The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.

The chart below indicates the potential payments that each named executive officer would receive based upon the following assumptions:

(i)	His employment terminated on December 31, 2013 under circumstances entitling him to full severance benefits under the Executive Severance Plan; and

(ii)
As to any benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2013 and at a price per share payable to the holders of the Corporation's common stock in an amount equal to the $29.79 per share, the closing selling price of such common stock on December 31, 2013.

(iii)	Mr. Yoo is not included in the chart because he retired on March 29, 2013.

Name	Cash Severance Payment ($)		Present Value of Enhanced Pension Benefit ($)(3)		Estimated Value of Reim-bursed COBRA Continua- tion Health Care Coverage ($)	Value of Accele- rated Option Awards (5)	Value of Accele- rated Restricted Stock Awards (5)	Excise Tax Gross-Up ($)(6)	Total
W. Richard Roth	$2,437,500	(1)	$740,651		$47,621	—	$1,486,551	$2,721,238	$7,433,561
Palle Jensen	$1,005,000	(2)	$247,044		$68,630	—	$205,134	$872,923	$2,398,731
James P. Lynch	$1,407,000	(2)	—	(4)	$100,035	—	$256,791	$1,121,396	$2,885,222
______________

(1)	Represents 3.75 times Mr. Roth's annual salary of $650,000.

(2)
Represents three times Mr. Jensen's annual salary of $265,000 plus three times his target bonus of $70,000, and represents three times Mr. Lynch's annual salary of $389,000 plus three times his target bonus of $80,000.

(3)
The actuarial and economic assumptions used above to value the pension plan include the IRS Generational Table, a 4.4% discount rate (3.5% for 2012). There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(4)
There would be no enhancement to Mr. Lynch’s benefits under the Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the change in control event or the termination of his employment in connection therewith.

(5)
The unvested restricted stock units and all other unvested deferred stock attributable to dividend equivalent rights will automatically vest on an accelerated basis at the time of the qualifying termination event. The reported dollar values of these unvested units and other deferred shares are based on the $29.79 closing selling price per share of the Corporation's common stock on December 31, 2013.

(6)
Calculated based on (i) W-2 wages for the five-year period 2008 through 2012 or fewer number of years the named executive officer has been employed by the Corporation (for Mr. Lynch, the calculation was based on his W-2 wages for the 2012 and 2011 calendar year and his annualized salary for 2010), (ii) an effective tax rate of 55.25% (Federal, 39.6%; State, 13.3%; and Medicare, 2.35%) and (iii) the vesting of all outstanding unvested stock-based awards on the assumed December 31, 2013 change in control/separation from service date.

Mr. Roth's Employment Agreement. The Corporation entered into an agreement with Mr. Roth in 2003 in connection with his employment as President and Chief Executive Officer of the Corporation. The agreement had an initial three-year term measured from January 1, 2003 but was automatically extended for a series of additional one-year terms, beginning at the end of the second year of the original term. The employment agreement was amended and restated in its entirety in 2008. The amended and restated employment agreement had an initial two-year term measured from January 1, 2008 but is automatically extended for a series of additional one-year terms at the end of each year. Additional one-year extensions will continue in the future until November 16, 2017, provided the Corporation does not give notice of non-renewal before November 30 of the then-current year. Pursuant to such amended and restated employment agreement, Mr. Roth will be provided with the following compensation: an annual base salary of not less than $455,000, paid health care coverage for himself and his dependents, certain perquisites and an annual bonus of up to 37.5 percent of his annual base salary, payable based upon the Executive Compensation Committee's assessment of the Corporation's financial performance and his contribution to that performance. The perquisites to which Mr. Roth is entitled include a Corporation-provided motor vehicle (replaceable at three or four-year intervals) and a Corporation-paid club membership. Mr. Roth's annual base salary was increased to $475,000 effective January 1, 2009. Pursuant to a further amendment to his employment agreement, effective as of January 1, 2010: (i) Mr. Roth's annual base salary for each of the 2010, 2011 and 2012 calendar years was increased to $625,000 per year, (ii) his annual base salary for the 2013 calendar year was increased by four percent to the rate of $650,000, and (iii) his annual base salary for the 2014 calendar year was increased by an additional four percent to $676,000.
Pursuant to the employment agreement entered into in 2003, Mr. Roth received a deferred restricted stock award covering 83,340 shares. The award is fully vested and continues to include dividend equivalent rights. The phantom cash dividends which accumulate each year pursuant to those dividend equivalent rights are converted on the first business day of January in each succeeding year into additional deferred shares based on the average of the per share market prices of the Corporation's common stock on each date actual dividends were paid on such common stock during the year.
If Mr. Roth's employment is involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment is voluntarily terminated for good reason (as defined in such agreement) and such termination does not occur under circumstances entitling him to benefits under the Executive Severance Plan, he will be instead entitled to the following benefits: (i) lump sum cash severance payment equal to 3.9 times his annual base salary at the time of termination (or such higher rate as was in effect at any time during the previous 12 months), and (ii) reimbursement of the costs of COBRA continuation coverage for himself and his spouse until the earlier of (x) the end of the 36-month period measured from the date the employment terminates or (y) the first date on which he is covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Such benefits are conditioned, however, upon Mr. Roth's execution of a general release of all employment-related claims against the Corporation.
If (i) Mr. Roth's employment had been involuntarily terminated for any reason other than death, disability or good cause (as defined in Mr. Roth's employment agreement) or his employment had been voluntarily terminated for good reason (as defined in such agreement) on December 31, 2013 and (ii) such termination had not occurred under circumstances entitling him to benefits under the Executive Severance Plan, then he would have been entitled to the following payments and benefits in connection with such termination of employment:

Cash Severance	Value of 36 Months of Reimbursed COBRA Continuation Health Care Coverage
$2,535,000 (1)(3)	$47,621	(2)
______________

(1)	Represents 3.9 times the annual rate of base salary of $650,000 in effect for Mr. Roth on December 31, 2013.

(2)	Represents 36 months of health benefit coverage at an average monthly rate of $1,323.

(3)
Pursuant to his employment agreement, Mr. Roth may not, during the one-year period following his termination of employment, solicit any individuals who were in the Corporation's employ at the time of such termination or within the preceding six months to work for him or any other entity with which he is affiliated.

As of December 31, 2013, Mr. Roth held outstanding restricted stock units covering 49,901 unvested shares of the Corporation's common stock. Restricted stock units covering 12,051 of those 49,901 shares will vest in one or more successive equal annual installments upon his continued service with the Corporation. Restricted stock units for the remaining 37,850 shares will vest upon the attainment of a specified total shareholder return over the five-year period ending December 31, 2014. However, if on December 31, 2013, Mr. Roth's employment had terminated by reason of death or disability or had been involuntarily terminated other than for good cause (as defined in Mr. Roth's employment agreement) or had he resigned for good reason (as defined in such agreement), then upon such a qualifying termination event, his restricted units covering 12,051 unvested shares of common stock would have vested on an accelerated basis for a total value of $358,999. Such accelerated value was based on the $29.79 per share closing selling price of the common stock on December 31, 2013. In addition, Mr. Roth would, as a result of such a qualifying termination event, vest in a pro-rated amount of his 37,850 shares on December 31, 2014 if the applicable performance vesting objective for those particular shares is met upon the completion of the performance period ending on that date. The number of restricted stock units in which Mr. Roth would vest on such pro-rated basis upon such attainment of the performance objective would be determined by multiplying the total number of restricted stock units at the time subject to the award by a fraction the numerator of which is the number of whole months of service (rounded up to the next whole month) completed by Mr. Roth during the five-year performance period and the denominator of which is 60 months. To the extent Mr. Roth were to vest in one or more restricted stock units in accordance with the foregoing, the underlying shares would be issued on January 31, 2015.
In addition, Mr. Roth would be entitled to accumulated retirement benefit with a present value of $5,864,034 as of December 31, 2013 and vested deferred compensation in the amount of $4,648,047 as of that date.
The outstanding stock options granted to Mr. Roth contain a provision pursuant to which those options may remain outstanding for up to four years if he terminates employment under certain prescribed circumstances.
Mr. Lynch's Offer Letter. Under the terms of his offer letter, Mr. Lynch is entitled to the following compensation package: (i) base salary at the annual rate of $350,000; (ii) annual target bonus in the amount of $75,000, with the actual bonus each year to range from 0 to 150 percent of target based on performance goal attainment; (iii) two separate restricted stock unit awards covering shares of the Corporation's common stock, each issued under the Corporation's Long-Term Incentive Plan and each with a grant-date value of $75,000; (iv) company car and reimbursement of membership fees for one local health club; and (v) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was increased to $389,000 for the 2013 calendar year.
Had Mr. Lynch's employment been involuntarily terminated without cause by the Corporation on December 31, 2013 in the absence of a change in control, the salary continuation payment to which he would have been entitled under his offer letter would have been in the aggregate amount of $389,000.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2013 with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	307,919	(3)	$3.39	(4)	1,242,488	(5)(6)
Equity Compensation Plans Not Approved by Shareholders (2)	N/A		N/A		N/A
Total	307,919	(3)	$3.39	(4)	1,242,488	(5)(6)
_______________

(1)	Consists of the Corporation's Long-Term Incentive Plan and Employee Stock Purchase Plan.

(2)	The Corporation does not have any outstanding equity compensation plans which are not approved by shareholders.

(3)
Includes 256,705 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the Employee Stock Purchase Plan.

(4)
Calculated without taking into account the 256,705 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(5)	Consists of 1,150,167 shares of common stock available for issuance under the Long-Term Incentive Plan and 92,321 shares of common stock available for issuance under the Employee Stock Purchase Plan.

(6)
The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2013 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2013 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Cali, King and Moskovitz, and Ms. Armstrong served on the Executive Compensation Committee during the 2013 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the period ended December 31, 2013, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management, (2) discussed with the independent accountants the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants' independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ending December 31, 2013 for filing with the Securities and Exchange Commission.
Audit Committee
Douglas R. King, Committee Chair
Walter J. Bishop
Ronald B. Moskovitz
Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.
Executive Compensation Committee
Ronald B. Moskovitz, Committee Chair
Katharine Armstrong
Mark L. Cali

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Four wells were constructed in 2013 by San Jose Water Company. For the first two wells, San Jose Water Company received one bid from a contractor which had a total contract cost of $1,109,595 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $508,407 in 2013 for such well casing and screen. For the other two wells, San Jose Water Company received two bids and selected the contractor with the lowest bid, which had a total contract cost of $968,170 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company supplied well casing and screen to the general contractor for this well project and billed the contractor an aggregate of approximately $418,755 in 2013 for such well casing and screen.
Two wells are also scheduled to be constructed in 2014. San Jose Water Company received three bids and selected the contractor with the lowest bid which had a total contract cost of $976,082 to drill, develop and install the casing and screen for the two wells. Roscoe Moss Manufacturing Company will supply well casing and screen to the general contractor for this well project. As of January 31, 2014, Roscoe Moss Manufacturing Company had not yet billed the contractor for such well casing and screen.
George E. Moss, a member of the Board of Directors and beneficial owner of approximately 9.6 percent of SJW Corp.'s outstanding shares, is the Chairman of the Board of Roscoe Moss Manufacturing Company. Mr. Moss along with other members of the Moss family own greater than majority interest in Roscoe Moss Manufacturing Company. Robert A. Van Valer, a member of the Board of Directors of SJW Corp. and beneficial owner of approximately 10.8 percent of SJW Corp.'s outstanding shares, is the President and owns approximately 10 percent of the outstanding stock of Roscoe Moss Manufacturing Company, and is a trustee for a trust that holds approximately 29 percent of the outstanding stock of Roscoe Moss Manufacturing Company.
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Corporation's Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its shareholders and whether the relationship should be continued or eliminated. In addition, SJW Corp.'s written Related Party Transactions Policy provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee Meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent (including by email).
SHAREHOLDER PROPOSALS
Shareholder proposals intended to be presented at next year's annual meeting of shareholders must comply with all applicable requirements of SEC Rule 14a-8 and be received by the Corporation by November 18, 2014 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a shareholder proposal to be properly brought before next year's annual meeting by a shareholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the shareholder must comply with the advance notice and other provisions in our By-Laws. In general, for a shareholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than 90 days and no earlier than 120 days prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2015 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 30, 2015.

FORM 10-K
SJW CORP. WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW CORP.'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW CORP., 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWCORP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for shareholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Suzy Papazian
Corporate Secretary/Attorney
San Jose, California
March 6, 2014

APPENDIX I
SJW CORP.
2014 EMPLOYEE STOCK PURCHASE PLAN

I.	PURPOSE OF THE PLAN
This 2014 Employee Stock Purchase Plan is intended to promote the interests of SJW Corp., a California corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll deduction-based employee stock purchase plan designed to qualify under Section 423 of the Code.
Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.	ADMINISTRATION OF THE PLAN
The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.	STOCK SUBJECT TO PLAN
A.The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to Four Hundred Thousand (400,000) shares.
B.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spinoff or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right under the Plan. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and such adjustments shall be final, binding and conclusive.

IV.	OFFERING PERIODS
A.Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
B.Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. Offering periods shall commence at semi-annual intervals on the first business day of February and August each year over the term of the Plan. Each offering period shall consist of a series of one or more successive six (6)-month Purchase Intervals, as determined by the Plan Administrator prior to the start date of such offering period. Purchase Intervals shall run from the first business day in February to the last business day in July each year and from the first business day of August each year to the last business day of January in the following year.
C.Unless otherwise specified by the Plan Administrator prior to the start of the applicable offering period, each offering period shall have a duration of six (6) months and shall be comprised of one Purchase Interval. The initial offering period under the Plan shall commence on August 1, 2014.

V.	ELIGIBILITY
A.Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date. However, an Eligible Employee may participate in only one offering period at a time. Under no circumstances will an individual subject to a collective bargaining agreement with a Participating Employer be eligible to participate in the Plan if the collective bargaining unit of which he or she is a member decides, after review of the Plan, not to allow its members to participate in the Plan.
B.An Eligible Employee must, in order to participate in the Plan for a particular offering period, complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before the start date of that offering period. The enrollment forms filed by a Participant for a particular offering period shall continue in effect for each subsequent offering period unless the Participant files new enrollment forms on or before the start date of any subsequent offering period or withdraws from the Plan.
C.The date an individual enters an offering period shall be designated as his or her Entry Date for purposes of that offering period.

VI.	PAYROLL DEDUCTIONS
A.The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Purchase Interval within that offering period or, for a Participant who is a member of a collective bargaining unit or otherwise compensated on a hourly basis, any multiple of one percent (1%) of the Hourly Compensation paid to the Participant on each pay day within that Purchase Interval, up to a maximum of ten percent (10%) of such Base Salary or Hourly Compensation. The deduction rate so authorized shall continue in effect throughout the offering period and shall continue from offering period to offering period, except to the extent such rate is changed in accordance with the following guidelines:
(i)The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.
(ii)The Participant may, prior to the commencement of any new Purchase Interval under the Plan, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.
(iii)The Participant may at any time reduce his or her rate of payroll deduction to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions for the Purchase Interval in which such reduction occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date. However, if the Participant withdraws from an offering period, then the provision of Article VII., Section G. shall apply.
B.Payroll deductions shall begin on the first pay day administratively feasible following the start date of the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for any corporate purpose.
C.Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.
D.The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.	PURCHASE RIGHTS
A.Grant of Purchase Rights. A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled. The purchase right shall be granted on the start date of the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in one or more installments during that offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.
B.Exercise of the Purchase Right. Each purchase right shall be automatically exercised on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Withdrawal from Offering Period or Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.
C.Purchase Price Formula. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the particular offering period in which he or she is enrolled shall be determined by the Plan Administrator on or before the start of that offering period in accordance with either of the following alternative pricing formulas:
(i)the purchase price shall not be less than eighty-five percent (85%) of the lower of (A) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that offering period or (B) the Fair Market Value per share of Common Stock on the Purchase Date, or
(ii)the purchase price shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the Purchase Date.
The actual percentage to be in effect under the applicable formula shall be determined by the Plan Administrator on or before the start of the offering period.
D.Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 900 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization and provided that such purchase shall be subject to the limitations of Article VIII. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any one Purchase Date shall not exceed 50,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants enrolled in that particular offering period on each Purchase Date which occurs during that offering period.
E.Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date shall be promptly refunded.

F.Suspension of Payroll Deductions. If a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions shall not terminate the Participant's purchase right for the offering period in which he or she is enrolled, and payroll deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.
G.Withdrawal from Offering Period. The following provisions shall govern the Participant's withdrawal from an offering period:
(i)A Participant may withdraw from the offering period in which he or she is enrolled at any time prior to the next scheduled Purchase Date by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to that offering period. Any payroll deductions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions collected from the Participant during the Purchase Interval in which such withdrawal occurs shall be refunded as soon as possible.
(ii)The Participant's withdrawal from a particular offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period at a later date. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of that offering period.
H.Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:
(i)Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded.
(ii)However, should the Participant cease to remain in active service by reason of an approved leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began (whether or not a new offering period may have commenced), unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period above will be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent offering period in which he or she wishes to participate.
I.Change in Control. A Purchase Date shall automatically occur immediately prior to the effective date of any Change in Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Purchase Internal pursuant to the Purchase Price Formula provisions of Article VII. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.

The Corporation shall use reasonable efforts to provide at least ten (10) days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.
J.Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.
K.ESPP Broker Account. The shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. The account will be known as the ESPP Broker Account. Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant's Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.
The foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.
The foregoing procedures shall apply to all shares purchased by the Participant under the Plan, whether or not the Participant continues in Employee status.
L.Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.
M.Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.	ACCRUAL LIMITATIONS
A.No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.
B.For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:
(i)The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.
(ii)No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common

Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.
C.If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.
D.In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.	EFFECTIVE DATE AND TERM OF THE PLAN
A.The Plan was adopted by the Board on January 29, 2014, but shall not become effective unless and until (i) the Plan shall have been approved by the stockholders of the Corporation at the 2014 Annual Meeting and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.
B.Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in July 2024, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.	AMENDMENT OF THE PLAN
A.The Board may alter or amend the Plan at any time to become effective as of the start date of any succeeding offering period thereafter under the Plan. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.
B.In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, or (ii) modify the eligibility requirements for participation in the Plan.

XI.	GENERAL PROVISIONS
A.All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.
B.Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.
C.The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

Schedule A
Corporations Participating in
Employee Stock Purchase Plan
SJW Corp.
San Jose Water Company
SJWTX, Inc.
Texas Water Alliance Limited

Appendix
The following definitions shall be in effect under the Plan:
A.Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Base Salary shall not include (i) any overtime payments, bonuses, commissions, profit-sharing distributions or other incentive-type payments received during the Participant's period of participation or (ii) any contributions made by the Corporation or any Corporate Affiliate on the Participant's behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Base Salary).
B.Board shall mean the Corporation's Board of Directors.
C.Change in Control shall mean a change in ownership of the Corporation pursuant to any of the following transactions:
(i)The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under, control with the Corporation or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the 1934 Act) of securities of the Corporation that results in such person or related group of persons beneficially owning securities representing thirty percent (30%) or more of the total combined voting power of the then-outstanding securities of the Corporation;
(ii)A merger, recapitalization, consolidation, or other similar transaction to which the Corporation is a party, unless securities representing at least fifty percent (50%) of the total combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Corporation immediately before the transaction;
(iii)A sale, transfer or disposition of all or substantially all of the Corporation's assets, unless securities representing at least fifty percent (50%) of the total combined voting power of the then-outstanding securities of the entity acquiring the Corporation's assets or the parent of such acquiring entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Corporation immediately before the transaction;
(iv)A merger, recapitalization, consolidation, or other transaction to which the Corporation is a party or the sale, transfer, or other disposition of all or substantially all of the Corporation's assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Corporation's assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or
(v)A change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of those Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;
provided that no Change in Control shall be deemed to occur if the result of the transaction is to give more ownership or control of the Corporation to any person or related group of persons who hold securities representing more than thirty percent (30%) of the total combined voting power of the outstanding securities of the Corporation as of March 3, 2003.
D.Code shall mean the Internal Revenue Code of 1986, as amended.
E.Common Stock shall mean the Corporation's common stock.

F.Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.
G.Corporation shall mean SJW Corp., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of SJW Corp. that shall by appropriate action adopt the Plan.
H.Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a); provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, waive any or both of the twenty (20) hour and five (5) month service requirements. Eligible Employees shall include any individuals subject to a collective bargaining agreement with a Participating Corporation if the collective bargaining unit of which he or she is a member agrees to extend participation in the Plan to such members for one or more offering periods, but the members of any such collective bargaining unit which, after review of the Plan, chooses not to participate shall not be deemed to be Eligible Employees for purposes of the Plan.
I.Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock (at the close of regular hours trading) on the New York Stock Exchange (or any other national securities exchange or market on which the Common Stock is at the time primarily traded) on the date in question. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price at the close of regular hours trading on the last preceding date for which such quotation exists.
J.Hourly Compensation shall mean for each pay day within any Purchase Interval in which an individual member of a collective bargaining unit or other individual paid on a hourly basis participates in the Plan, the dollar amount obtained by multiplying the basic hourly rate of compensation in effect for such individual by the number of straight-time hours worked or otherwise credited to him or her during the payroll ending with that pay day. Hourly Compensation shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Hourly Compensation shall not include (i) any overtime payments, shift differentials, bonuses or other incentive-type payments received during the Participant's period of participation or (ii) any contributions made by the Corporation or any Corporate Affiliate on the Participant's behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Hourly Compensation).
K.1933 Act shall mean the Securities Act of 1933, as amended.
L.1934 Act shall mean the Securities Exchange Act of 1934, as amended.
M.Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.
N.Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.
O.Plan shall mean the Corporation's 2014 Employee Stock Purchase Plan, as set forth in this document.
P.Plan Administrator shall mean the Executive Compensation Committee of the Board.
Q.Purchase Date shall mean the last business day of each Purchase Interval.
R.Purchase Interval shall mean each six (6)-month period coincident with (or otherwise occurring within) a particular offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.
S.Service shall mean the performance of services for the Corporation or any Corporate Affiliate as an employee, subject to the control and direction of the employer entity both as to the work to be performed and the manner and method of performance.
T.Stock Exchange shall mean the American Stock Exchange, the New York Stock Exchange or the Nasdaq Global or Global Select Market.

SJW CORP.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held on April 30, 2014, and the accompanying proxy statement, and appoints W. Richard Roth and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of SJW Corp. to be held on April 30, 2014, at 9:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS  ☒.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2013 are available at
http://www.rrdezproxy.com/2014/SJWCorp/

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SJW CORP.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors

		NOMINEES:
☐	For All	01	K. Armstrong

☐	Withhold All	02	W. J. Bishop

☐	For All Except	03	M. L. Cali

		04	D. R. King

		05	R. B. Moskovitz

		06	G. E. Moss

		07	W. R. Roth

		08	R. A. Van Valer

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN

2. Approve the advisory resolution approving the compensation of the named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3. Approve the 2014 Employee Stock Purchase Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

4. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2014.	☐	☐	☐

NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date